                                                                    EXHIBIT 2.12

                          AGREEMENT AND PLAN OF MERGER

                  THIS AGREEMENT AND PLAN OF MERGER (the "AGREEMENT") is made as of February 16, 1999, between Fluence Technology, Inc., a Delaware corporation ("FLUENCE" or "BUYER"), and Opmaxx, Inc., a Delaware corporation ("OPMAXX" or the "COMPANY"). Fluence and Opmaxx are each sometimes referred to as a "PARTY" and collectively as the "PARTIES".

                                    RECITALS

                  A. Fluence, Opmaxx, and their respective Boards of Directors deem it advisable for Opmaxx to merge with and into Merger Sub (defined below) in accordance with the terms and provisions of this Agreement (the "MERGER").

                  B. Holders in each class and series of issued and outstanding Common and Preferred Stock of Opmaxx (collectively, the "OPMAXX STOCK") have reviewed the terms of this Agreement; holders of at least a majority of the shares of Opmaxx Class A Common, Series A Preferred, and Series B Preferred Stock (treated as a single class) and the holders of at least two-thirds of the Series A Preferred Stock (voting as a separate class) have executed irrevocable proxies authorizing Douglas L. Goodman to vote their shares in favor of the Merger.

                  C. As a result of the Merger the holders of the Shares will receive a portion of eight million dollars ($8,000,000.00) in cash (minus the amount required to pay in full the outstanding debt of the Company at the Effective Time of the Merger), as more fully described in and subject to the specific terms and provisions of this Agreement.

                  D. Immediately prior to the Effective Time of the Merger, all outstanding vested employee stock options shall be exercised for Common Stock (all Common Stock and Preferred Stock outstanding immediately prior to the Effective Time of the Merger being, the "SHARES").

                  E. The transactions contemplated by this Agreement shall be consummated only if Buyer, in its sole discretion, indicates to the Company its desire to do so. Prior to or contemporaneously with its decision to consummate such transactions, Fluence shall incorporate Opmaxx Acquisition Company, Inc., a Delaware corporation, as its wholly-owned subsidiary ("MERGER SUB").

                  F. This Agreement sets forth the terms and conditions to which the parties hereto have agreed and further contemplates the consummation of certain related transactions hereinafter described.


                                                    Agreement and Plan of Merger

                                    AGREEMENT

                  NOW, THEREFORE, in consideration of the premises and the mutual promises and covenants of the parties hereto, and subject to the terms and conditions set forth herein, the parties herein agree as follows:

                  1.       DEFINITIONS.

                  Certain terms used in this Agreement and the Exhibits hereto are specifically defined herein or therein. Unless elsewhere defined in this Agreement or the Exhibits, these definitions are set forth or referred to in EXHIBIT A of this Agreement.

                  2.       REORGANIZATION AND MERGER.

                  Subject to the terms and conditions of this Agreement, the parties hereto agree that, following the Closing (as defined in Section 3 below), Merger Sub and Opmaxx shall execute and file the Certificate of Merger in substantially the form attached hereto as EXHIBIT B with the Delaware Secretary of State, whereupon Opmaxx shall be merged with and into Merger Sub and Merger Sub shall be the surviving corporation in such merger and shall become a wholly owned subsidiary of Fluence. The parties intend that the Merger shall be accounted for using the purchase method of accounting.

                  2.1      SURVIVING CORPORATION.

                  Upon the effectiveness of the Merger (hereinafter referred to as the "EFFECTIVE TIME OF THE MERGER"), Opmaxx shall be merged with and into Merger Sub and the separate existence of Opmaxx shall cease. Merger Sub shall be the corporation surviving the Merger.

                  2.2      CERTIFICATE OF INCORPORATION AND BYLAWS OF OPMAXX.

                  The Certificate of Incorporation and Bylaws of Merger Sub at and immediately prior to the Effective Time of the Merger (as restated to effect a change of name to "Opmaxx, Inc."), shall be the Certificate of Incorporation and Bylaws of Merger Sub following the Effective Time of the Merger.

                  2.3      COMMON STOCK OF MERGER SUB.

                  Each share of the common stock of Merger Sub (the "MERGER SUB COMMON STOCK") issued and outstanding immediately prior to the Effective Time of the Merger shall, by virtue of the Merger and without any action on the part of any holder thereof, continue to be one share of Merger Sub Common Stock.

                                                    Agreement and Plan of Merger

                  2.4 MERGER CONSIDERATION ALLOCATION AND CANCELLATION OF THE SHARES.

                  Subject to the other terms of this Section 2, each of the Shares shall, by virtue of the Merger and without any action on the part of any holder thereof, be converted into the right to receive a portion of the $8,000,000.00 Merger Consideration (the "MERGER CONSIDERATION"), and each of the Shares shall be deemed canceled and retired. The Merger Consideration shall be allocated among the outstanding debt of the Company immediately prior to the Effective Time of the Merger, the Class A Common Stock, the Class B Common Stock, the Series A Preferred Stock and the Series B Preferred Stock as indicated on EXHIBIT C. The Company and the Opmaxx Common Stockholders hereby fully exculpate and indemnify Buyer and its officers, directors, advisors, representatives and affiliates from any and all claims in any way related to the allocation of the Merger Consideration and the Additional Merger Consideration amongst holders of the Shares.

                  2.5      CONVERSION OF OPMAXX OPTIONS.

                  Subject to the other terms of this Section 2, each of the unvested options outstanding immediately prior to the Effective Time of the Merger ("OPMAXX OPTIONS") to purchase Opmaxx Common Stock shall, by virtue of the Merger and without any action on the part of any holder thereof, be converted into the right to acquire that number of shares of Fluence Stock determined by multiplying the number of shares of Opmaxx Stock into which such Opmaxx Options are convertible immediately prior to the Effective Time of the Merger by the Option Conversion Number (as defined below), at an exercise price per share of Fluence Common Stock equal to the exercise price per share of such Opmaxx Option divided by the Option Conversion Number, subject to the provisions of Section 2.7 regarding the elimination of fractional shares. Each Opmaxx Option and the Opmaxx 1997 Stock Option/Issuance Plan shall be assumed by Fluence. The Option Conversion Number shall be the fair market value of a share of Common Stock of Opmaxx, without regard to class, divided by the fair market value of one share of Fluence Common Stock on the day of Closing. The fair market value of one share of Common Stock of Opmaxx and Fluence on the date of Closing shall be determined by an independent third party mutually agreeable to Fluence and Opmaxx. If they cannot agree on an appraiser, Fluence and Opmaxx shall each select an appraiser and those appraisers shall select a third appraiser whose determination of fair market value shall be binding on the parties. It is a condition to Fluence's assumption under this paragraph that each holder of unvested options to purchase Opmaxx Common Stock shall have furnished Fluence with a signed waiver agreement (in form and substance satisfactory to Fluence) in which such person, as consideration for the assumption of his or her Opmaxx Options by Fluence in the Merger, waives any and all right he or she may otherwise have under the Agreement or the agreements evidencing his or her Opmaxx Options or otherwise, to receive any portion of the Merger Consideration or Additional Merger Consideration upon the subsequent exercise of the assumed options which would reflect, or otherwise compensate such person for, the cash consideration payable per share of Opmaxx Common Stock to the actual holders of Opmaxx Common Stock in conversion of their shares of such Common Stock in the Merger.


                                                    Agreement and Plan of Merger

                  2.6      EXCHANGE OF STOCK CERTIFICATES.

                  At the Effective Time of the Merger, Opmaxx and Fluence shall submit to Fluence's registrar and transfer agent, Marianne Brannock at Credence Systems Corporation, 215 Fourier Avenue, Fremont, CA 94539 (the "EXCHANGE AGENT"), an instruction letter including a list of the names, addresses and social security numbers/taxpayer identification numbers or other appropriate documentation of each holder of shares of Opmaxx Stock outstanding immediately prior to the Effective Time of the Merger. As soon as reasonably practicable following the Effective Time of the Merger, Fluence shall cause the Exchange Agent to cause each such Opmaxx Stockholder to receive, in exchange for the Opmaxx Stock held by such Opmaxx Stockholder, a cash payment representing the Opmaxx Stockholder's share of the Merger Consideration as determined by the type or types of securities of Opmaxx held and exchanged by such stockholder and by reference to EXHIBIT C. A holder of Opmaxx Stock whose stock certificate(s) have been lost or destroyed shall, upon providing satisfactory evidence of ownership of such shares and appropriate indemnification, have the right to the delivery of the appropriate cash amount.

                  2.7      TRANSFER BOOKS.

                  The stock transfer books of Opmaxx pertaining to Opmaxx Stock outstanding at the Effective Time of the Merger shall be closed at the Effective Time of the Merger, and thereafter no transfer of any such shares of Opmaxx Stock shall be recorded thereon.

                  2.8      OPMAXX DISSENTING SHARES.

                  Opmaxx Stockholders holding any shares of Opmaxx stock that are eligible to be "DISSENTING SHARES" within the meaning of the Delaware General Corporate Law ("DELAWARE CODE") with respect to the Merger and as to which dissenter's rights to require the purchase of such shares have been properly exercised will be entitled to their rights under the Delaware Code with respect to such shares. Merger Sub shall pay all amounts to which dissenting stockholders of Opmaxx may be entitled by reason of the Merger. Shares of Opmaxx Stock as to which dissenting stockholders' rights of appraisal have not been properly perfected under the Delaware Code will be converted to cash as provided in Section 2.4 above.

                  2.9      FURTHER ASSURANCES.

                  Fluence and Opmaxx agree that if, at any time after the Effective Time of the Merger, any further deeds, assignments or assurances are reasonably necessary or desirable to be obtained from Opmaxx, Fluence or its officers or directors, to consummate the Merger or to carry out the purposes of this Agreement at or after the Effective Time of the Merger, then Fluence, Opmaxx and their respective officers and directors shall execute and deliver all such proper deeds, assignments and assurances and do all other things necessary or desirable to consummate the Merger and to carry out the purposes of this Agreement, in the name of Opmaxx, Fluence or otherwise.

                                                    Agreement and Plan of Merger

                  3.       THE CLOSING.

                  Subject to the satisfaction or waiver of the closing conditions set forth in Section 6 of this Agreement, the closing of the Merger (the "CLOSING") and other transactions contemplated by this Agreement shall take place at 8700 SW Creekside Place, Beaverton, OR 97008 at 10:00 a.m. local time on such date as is set by Buyer (the "CLOSING DATE").

                  4.       REPRESENTATIONS AND WARRANTIES OF OPMAXX.

                  The Company makes the representations and warranties set forth at EXHIBIT D hereto to the Buyer.

                  5.       REPRESENTATIONS AND WARRANTIES OF BUYER

                  Buyer makes the representations and warranties set forth at EXHIBIT E hereto to the Company.

                  6.       CONDITIONS TO THE CLOSING

                  6.1      BUYER'S CONDITIONS.

                  The parties hereto acknowledge that Buyer is under no obligation to consummate the Merger contemplated by this Agreement. Subject to
Section 11.6, should Buyer determine, in its sole discretion, to consummate the Merger, the Company agrees to cause the following to be true at or prior to the Closing (PROVIDED, however, that the Company shall have no obligation to cause actions or events over which it has no control):

                  (a) The representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects on and as of the date hereof except as set forth in the Disclosure Schedule, and shall also be true and correct in all material respects on and as of the Closing, except as set forth in the Revised Disclosure Schedule.

                  (b) The Company shall have performed or complied in all material respects with all covenants required under this Agreement to be performed or complied with by the Company at or prior to the Closing.

                  (c) At the Closing, there shall be no injunction, restraining order or decree of any nature of any court or government authority of competent jurisdiction that is in effect that restrains or prohibits the consummation of the transactions contemplated by this Agreement.

                  (d) All third party consents and approvals, including governmental consents and approvals, required to consummate the transactions contemplated by this Agreement shall have been obtained.

                                                    Agreement and Plan of Merger

                  (e) All holders of unvested options to acquire Common Stock shall have waived any and all rights they may have in respect thereof in exchange for the right to receive stock options issued by Buyer.

                  (f) The Company shall have executed and delivered to Buyer an Escrow Agreement in the form of EXHIBIT F hereto.

                  (g) All Vested Options and the Tektronix Warrant shall have been exercised at or prior to Closing.

                  (h) Counsel for the Company shall have provided a legal opinion in a form satisfactory to Fluence.

                  6.2      CONDITIONS TO THE COMPANY'S OBLIGATIONS.

                  The Company's obligation to effect the Merger hereunder is subject to the satisfaction at or prior to the Closing of the following conditions:

                  (a) The representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date (except that to the extent that any such representation or warranty relates to a particular date, such representation or warranty shall be so true and correct as of that particular date).

                  (b) Buyer shall have performed or complied in all material respects with all covenants required under this Agreement to be performed or complied with by Buyer at or prior to the Closing.

                  (c) At the Closing, there shall be no injunction, restraining order or decree of any nature of any court or government authority of competent jurisdiction that is in effect that restrains or prohibits the consummation of the transactions contemplated hereby.

                  (d) All third party consents and approvals, including governmental consents and approvals, required to consummate the transactions contemplated by this Agreement shall have been obtained.

                  (e) Buyer shall have tendered the Merger Consideration to the Exchange Agent for delivery to the Company's stockholders in accordance with Sections 2.4 and 3 above.

                  (f) Buyer shall have executed and delivered to the Company an Escrow Agreement in the form of EXHIBIT F hereto.

                  (g) Counsel for the Buyer shall have provided a legal opinion in a form satisfactory to the Company.

                                                    Agreement and Plan of Merger

                  7.       COVENANTS OF THE COMPANY

                  7.1      NEGATIVE COVENANTS

                  The Company shall not, without the approval of the Buyer:

                  (a) create, incur, assume or permit to exist any indebtedness, except for indebtedness for borrowed money owed to Fluence or Silicon Valley Bank or their affiliates and indebtedness in the form of accounts payable incurred in the Ordinary Course of Business;

                  (b) create, incur, assume or permit to exist any lien on any property or assets of the Company now owned or hereafter acquired by it or on any income or revenues or rights in respect thereof, except for liens in favor of Fluence or Silicon Valley Bank or their affiliates;

                  (c) enter into any arrangement, directly or indirectly, with any person whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property which it intends to use for substantially the same purpose or purposes as the property being sold or transferred;

                  (d) purchase, hold or acquire any capital stock, evidences of indebtedness or other securities of, make or permit to exist any loans or advances to, or make or permit to exist any investment or any other interest in, any other person;

                  (e) merge into or consolidate with any other person, or permit any other person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or any substantial part of its assets (whether now owned or hereafter acquired) or any capital stock of any subsidiary, or purchase, lease or otherwise acquire (in one transaction or a series of transactions) all or any substantial part of the assets of any other person, except that the Company may purchase and sell inventory in the Ordinary Course of Business;

                  (f) declare or pay, directly or indirectly, any dividend or make any other distribution, whether in cash, property, securities or a combination thereof, with respect to any shares of its capital stock or directly or indirectly redeem, purchase, retire or otherwise acquire for value any shares of any class of its capital stock or set aside any amount for any such purpose, except that the Company may redeem unvested shares at cost from terminated employees or consultants under the terms of the Company's 1997 Stock Option/Issuance Plan.

                  (g) issue any capital stock or options or warrants to acquire such to any Person other than Buyer and its affiliates, except for shares of Common Stock issued pursuant to the exercise of outstanding options or warrants or under future options to be granted or exercised under the Company's 1997 Stock Option/Issuance Plan.

                                                    Agreement and Plan of Merger

                  (h) sell or transfer any property or assets to, or purchase or acquire any property or assets from, or otherwise engage in any other transactions with, any of its affiliates, except under any agreements that exist as of the date of this Agreement and are disclosed on the Disclosure Schedule, or that exist as of Closing and are disclosed on the Revised Disclosure Schedule;

                  (i) engage in any other activity outside the Ordinary Course of Business or engage at any time in any business or business activity other than the business currently conducted by it and business activities reasonably incidental thereto;

                  (j) nor shall it permit any directors, officers, agents or representatives to, directly or indirectly, initiate, solicit, encourage, negotiate with respect to, provide any confidential information in connection with, or otherwise facilitate, any inquiries or the making of any proposal or offer with respect to a merger, reorganization, share exchange, consolidation or similar transaction involving, or any purchase of all or any significant portion of the assets or any equity securities of, it or any of its subsidiaries;

                  (k) purposely cause any material adverse change in the Business Condition of the Company (or any occurrence, circumstance, or combination thereof which could reasonably be expected to result in any such material adverse change) from that reflected in the Company Financial Statements as of December 31, 1997;

                  (l) create any contractual obligation for any material transaction (other than the transactions contemplated herein) other than in the Ordinary Course of Business;

                  (m) increase or modify the compensation or benefits payable or to become payable by the Company to any of its Officers and Executive Staff, or changes pursuant to employment agreements currently in effect or changes in position of such Officers and Executive Staff other than through the voluntary termination of such position by the officer or executive staff member or termination for cause;

                  (n) increase or modify any bonus, pension, insurance or other employee benefit plan, payment or arrangement (including, without limitation, the granting of stock options, restricted stock awards or stock appreciation rights) made to, for or with any of its Officers and Executive Staff, unless such increase or modification includes all Service Providers of the Company;

                  (o) alter any term of any outstanding security of the Company, unless such alteration is necessary to meet the terms of this Agreement;

                  (p) make any loan, advance or capital contribution to, or investment in, any person other than advances made in the Ordinary Course of Business of the Company;

                  (q) make any material change in its method of operating the business or in its accounting practices relating thereto;

                                                    Agreement and Plan of Merger

                  (r) make any mortgage, pledge, lien, security interest, hypothecation, charge or other encumbrance imposed or agreed to be imposed on the assets of the Company other than liens arising with respect to taxes not yet due and payable, and such liens and encumbrances, if any, which arise in the ordinary course of business and are not material in nature or amount either individually or in the aggregate, and which do not detract from the value of the assets of the Company or impair the operations conducted thereon;

                  (s) sell, lease, or dispose of, or make any agreement to sell, lease, or dispose of any of the assets of the Company, other than sales, leases, or dispositions in the usual and ordinary course of business and consistent with prior practice;

                  (t) make any (A) incurrence, assumption or guarantee by the Company of any debt for borrowed money other than trade indebtedness incurred in the ordinary course of business consistent with past practice, provided that such loan or loans are at market rates, the proceeds therefrom are used solely for working capital purposes by the Company and the total outstanding indebtedness of the Company at any time does not exceed $2,200,000; (B) waiver or compromise by it of a valuable right or of a debt owed to it; (C) any satisfaction or discharge of any lien, claim, or encumbrance or payment of any obligation by it, except that which is not material to its Business Condition;
(D) issuance or sale of any securities convertible into or exchangeable for debt securities of the Company; or (E) issuance or sale of options or other rights to acquire from the Company, directly or indirectly, debt securities of the Company or any securities convertible into or exchangeable for any such debt securities; and

                  (u) transfer or grant any right under Intellectual Property Rights other than those transferred or granted in the Ordinary Course of Business consistent with past practice.

                  7.2      AFFIRMATIVE COVENANTS

                  (a) This Agreement and the transaction contemplated hereby have been approved by the Board of Directors of the Company, and holders representing at least a majority of the Opmaxx Class A Common, Series A Preferred, and Series B Preferred shares (treated as a single class) and holders representing at least two-thirds of the Opmaxx Series A Preferred Stock (voting as a separate class) have executed irrevocable individual proxies authorizing Douglas L. Goodman to vote their shares in favor of the Merger. Douglas L. Goodman shall convene a meeting of the stockholders and vote thereat all shares as authorized by such proxies in favor of the Merger, as promptly as practicable after being requested to do so by Buyer.

                  (b) At or before the Closing Date, the Company will prepare and deliver to Buyer a revised Disclosure Schedule ("REVISED DISCLOSURE SCHEDULE"), as if the Company were making the representations and warranties set forth in this Agreement as of the Closing Date.

                                                    Agreement and Plan of Merger

                  8.       COVENANTS OF THE BUYER

                  8.1      AFFIRMATIVE COVENANTS

                  (a) Buyer agrees to extend credit to the Company up to a maximum amount of $1,750,000. One million one hundred and fifty thousand dollars ($1,150,000) of such credit has already been provided. The remaining $600,000 of credit will be made available to the Company immediately upon execution of this Agreement, on a revolving basis, for use by the Company at any time, from time to time, and for any reason, provided that the Company's withdrawals be made in increments of $50,000 or more (or, if less than $50,000 of the original $750,000 credit facility remains, then that lesser amount). Buyer agrees to disburse the amount requested by the Company within five (5) business days of receiving the Company's request. The additional $600,000 in revolving credit will be evidenced by a promissory note substantially in the form of Exhibit G attached hereto, and secured by certain assets of the Company as provided in the existing Security Agreement between the parties.

                  (b) Buyer agrees to forgive fifty percent (50%) of the outstanding loan amount owed by the Company pursuant to Section 8.1(a) as of the termination date of this Agreement indicated in Section 11.6, provided that: (i) Buyer has not obligated itself to consummate the transactions contemplated by this Agreement prior to such date by providing notice to the Company of its intent to do so prior to December 31, 1999; and (ii) the Company is not in material breach of any covenants set forth in Section 7 hereof as of the termination date.

                  (c) During the term of this Agreement and throughout the period in which Additional Merger Consideration may be earned pursuant to
Section 9, Buyer agrees to take necessary steps to cause the worldwide sales and distribution organization of its parent corporation, Credence Systems Corporation ("Credence"), to participate in sales efforts to promote the Company's Products as it promotes Buyer's products.

                  (d) During the term of this Agreement and throughout the period in which Additional Merger Consideration may be earned pursuant to
Section 9, Buyer agrees that its worldwide sales and distribution organization will pursue sales of the Company's Products as it pursues sales of its own products.

                  (e) During the term of this Agreement and throughout the period in which Additional Merger Consideration may be earned pursuant to
Section 9, Buyer agrees that its marketing organization will promote the Company's Products as it promotes its own products.

                  (f) During the term of this Agreement and throughout the period in which Additional Merger Consideration may be earned pursuant to
Section 9, Buyer agrees that its marketing communications organization will support promotion of the Company's Products through trade shows, press releases, and the like, at no charge and as requested by the Company.

                  (g) Buyer agrees that within six (6) months after execution of this Agreement, it will make available to the Company at no charge, four (4) software engineers to perform

                                                    Agreement and Plan of Merger
development work for the Company. Buyer agrees that these four engineers will be available to the Company on an exclusive basis, and will remain so until termination of this Agreement. Buyer further agrees that the work product of these four engineers will be the sole and exclusive intellectual property of the Company (notwithstanding their employment status), and that Buyer will take all actions and execute any further agreements necessary to ensure that such work product remains the sole and exclusive property of the Company, including, without limitation, requiring each of such engineers to execute confidentiality and development agreements in the Company's favor and the appropriate assignments of intellectual property.

                  (h) During the term of this Agreement and throughout the period in which Additional Merger Consideration may be earned pursuant to
Section 9, Buyer agrees to take necessary steps to cause Credence to provide a source code copy of its Analog Wave Tool to the Company at no charge for development purposes, and to license the Company to distribute binary executable versions of the Analog Wave Tool to its customers.

                  9.  ADDITIONAL MERGER CONSIDERATION

         The Opmaxx Common Stockholders shall be entitled to receive the following amounts in addition to the Merger Consideration:

                  9.1 DEFINITION OF NET RECEIPTS FOR PAYMENT OF ROYALTIES. The term "NET RECEIPTS" shall mean any money actually received by Buyer from the sale, lease, rental, license or other commercial exploitation of the Products, including maintenance fees, but excluding fees for engineering consulting services and after deduction of all amounts related to returns and allowances and uncollectible accounts. The term "PRODUCTS", as used herein, shall mean the computer software programs sold or under development by Opmaxx or on the Opmaxx sales price list as of the Closing Date as such Products are further developed, extended, modified, enhanced and otherwise customized after the Closing. The term Products shall also include all present and future enhancements, corrections, modifications, upgrades, variations, revisions, improvements, translations in human or machine-readable languages and codes, conversions, derivatives, new versions or releases of or to the Products at any time developed after the Closing. Buyer agrees not to incorporate products, whether developed by Buyer or alternative sources, into its distribution that reduces the expected revenue stream from the Additional Merger Consideration.

                  9.2 PAYMENT OF ADDITIONAL MERGER CONSIDERATION. Subsequent to the Closing, Buyer shall be obligated to pay to the Escrow Agent within forty-five (45) days of the end of each calendar quarter additional Merger Consideration (the "ADDITIONAL MERGER CONSIDERATION") equal to ten percent (10%) of Net Receipts for sales of the Products from the Closing Date through December 31, 2003. Such payments of Additional Merger Consideration are required for all sales made through December 31, 2003, even if payments for such sales are not received until a later date. The Additional Merger Consideration payments will be held, administered, and disbursed by the Escrow Agent, subject to offset according to Section 10.3, pursuant to the terms of the Escrow Agreement.

                                                    Agreement and Plan of Merger

                  9.3 BUNDLED SALES OF THE PRODUCTS. In the event the Company's successor sells, rents, leases or sublets the Products in conjunction with other products where the Products are not separately itemized and invoiced, then the Opmaxx Common Stockholders shall be entitled to receive, and Buyer shall be obligated to pay, Additional Merger Consideration, at the applicable rate set forth in Section 9.2 above, based upon the proportionate percentage of the catalog value of the Product or Products in relation to the aggregate catalog value of the Product or Products and the other products sold and invoiced as a bundled package.

                  9.4 RECORDS. Buyer covenants and agrees to maintain adequate records of all transactions contemplated hereby, subject to the Nondisclosure Agreement. The Common Stockholder Representative shall be entitled to audit and examine the records maintained by Buyer in connection with the transactions contemplated hereby at Buyer's principal executive offices during customary business hours and upon five (5) business days' prior notice, and to make copies of said financial records of Buyer reflecting transactions directly related to sale of the Products. The Common Stockholder Representative shall pay for costs of any audits conducted by the Common Stockholder Representative, except that if Buyer's royalty calculations are determined to be greater than 2% in error, Buyer shall pay the costs of such audit.

                  9.5 GOOD FAITH EFFORTS. Buyer covenants and agrees to provide the funding, staffing and support necessary or desirable to further develop, market, and distribute the Products at least equivalent to the funding, staffing and support expended by the Company prior to the Merger.

                  10.  INDEMNIFICATION

                  10.1 SURVIVAL OF REPRESENTATIONS, WARRANTIES, COVENANTS AND
                       AGREEMENTS.

                  (a) Notwithstanding any investigation conducted at any time with regard thereto by or on behalf of any party to this Agreement, all representations and warranties of the Company and the Buyer shall survive the execution, delivery, and performance of this Agreement until January 1, 2004. No investigation made by or on behalf of Buyer with respect to the Company shall be deemed to affect Buyer's reliance on the representations, warranties, covenants and agreements made by the Company contained in this Agreement and shall not be a waiver of Buyer's right to indemnity as herein provided for the breach or inaccuracy of or failure to perform or comply with any of the Company's representations, warranties, covenants or agreements in this Agreement. No investigation made by or on behalf of the Company with respect to the Buyer shall be deemed to affect the Company's reliance on the representations, warranties, covenants and agreements made by the Buyer contained in this Agreement and shall not be a waiver of the Company's right to indemnity as herein provided for the breach or inaccuracy of or failure to perform or comply with any of the Buyer's representations, warranties, covenants or agreements in this Agreement.

                                                    Agreement and Plan of Merger

                  (b) Nothing in this Agreement shall be construed as limiting in any way the remedies that may be available to a party in the event of fraud relating to the representations, warranties, agreements or covenants made by any other party in this Agreement.

                  (c) Notwithstanding anything in this Agreement to the contrary, the Company shall have liabilities and obligations for Claims and Liabilities (as defined herein) under this Section 10 only with respect to claims submitted or notices of claims provided to the Escrow Agent and the Common Stockholder Representative on or before December 31, 2003. Notwithstanding the expiration date of the representations, warranties, covenants and agreements set forth herein, if Buyer shall notify the Escrow Agent and the Common Stockholder Representative with respect to the submission of a claim prior to January 1, 2004, the Company's liability or obligation for Claims and Liabilities shall continue in full force and effect until settled in accordance with the terms and conditions of the Escrow Agreement.

                  10.2     INDEMNIFICATION OF FLUENCE

                  Subject to the limitations contained in this section, the Opmaxx Common Stockholders shall indemnify and hold harmless Fluence, its affiliates, officers, directors, stockholders, employees and agents from and against any and all losses, claims, judgments, liabilities, demands, charges, suits, penalties, costs or expenses, including court costs and attorneys' fees ("CLAIMS AND LIABILITIES") with respect to or arising from (i) the breach of any warranty or any inaccuracy of any representation made by Opmaxx in this Agreement, or (ii) the breach of any covenant or agreement made by Opmaxx in this Agreement. The Company shall not have breached a representation or warranty in this Agreement to the extent that the Company became required to disclose a new item or matter on the Revised Disclosure Schedule if the Company learns of the fact, condition or circumstance requiring such disclosure after the date of this Agreement and prior to Closing.

                  10.3     LIMITATIONS TO THE INDEMNIFICATION OF FLUENCE

                  Anything to the contrary notwithstanding, Fluence shall not be indemnified and held harmless in respect of any Claims and Liabilities which are covered by insurance owned by Opmaxx to the extent that any net loss is reduced by such insurance. Fluence's recourse in respect of its right to indemnity by and from the Opmaxx Common Stockholders shall be limited to the Additional Merger Consideration held or to be deposited into escrow under the Escrow Agreement; Fluence's indemnity shall not extend to Additional Merger Consideration once it is paid out to the Opmaxx Common Stockholders pursuant to the Escrow Agreement. Fluence shall not be permitted to enforce any claim for indemnification under this Section 10 until the aggregate amount of Claims and Liabilities exceeds $50,000 (the "THRESHOLD"). Once Claims and Liabilities in excess of the Threshold have been asserted by Fluence, all Claims and Liabilities above that amount may be pursued by Fluence unless otherwise limited by this Agreement or the Escrow Agreement, provided, however, that the Agreement will control in the case of any conflicts between it and the Escrow Agreement. The parties understand and agree that: (i) the obligation of the Opmaxx Common Stockholders to indemnify Fluence and its related parties as provided in this
Section 10 shall be the exclusive remedy for Fluence and such

                                                    Agreement and Plan of Merger
related parties in the event of any breach of any express or implied representation, warranty or covenant of Opmaxx under this Agreement; (ii) the only recourse for Fluence and such related parties to enforce such indemnification obligations shall be through the Escrow Agreement against the Additional Merger Consideration; and (iii) the indemnity obligations of the Opmaxx Common Stockholders under this Section 10 shall terminate after 11:59 p.m. (PST) on December 31, 2003, except insofar as Fluence has properly asserted a claim for indemnification under this Section 10 and pursuant to the terms of the Escrow Agreement and such claim has not been resolved in accordance with the terms of the Escrow Agreement.

                  10.4     INDEMNIFICATION OF OPMAXX

                  Fluence shall defend, indemnify and hold harmless Opmaxx, and its officers, directors, stockholders, employees and agents against and in respect to all Claims and Liabilities with respect to or arising from (i) breach of any warranty or any inaccuracy of any representation made by Fluence, or (ii) breach of any covenant or agreement made by Fluence in this Agreement.

                  10.5     LIMITATIONS TO THE INDEMNIFICATION OF OPMAXX

                  Anything to the contrary notwithstanding, Opmaxx shall not be indemnified and held harmless in respect of any Claims and Liabilities which are covered by insurance owned by Fluence to the extent that any net loss is reduced by such insurance. Opmaxx shall not be permitted to enforce any claim for indemnification under this Section 10 until the aggregate amount of Claims and Liabilities exceeds the Threshold indicated in Section 10.3. Once Claims and Liabilities in excess of the Threshold have been asserted by Opmaxx, all Claims and Liabilities above that amount may be pursued by Opmaxx unless otherwise limited by this Agreement. The parties understand and agree that the indemnity obligations of Fluence under this Section 10 shall terminate after 11:59 p.m.
(PST) on December 31, 2003, except insofar as Opmaxx has properly asserted a claim for indemnification under this Section 10.

                  11.      MISCELLANEOUS

                  11.1     SUCCESSORS AND ASSIGNS.

                  The provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors and assigns of the Parties. Nothing in this Agreement, express or implied, is intended to confer upon any Party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

                  11.2     GOVERNING LAW AND DISPUTE RESOLUTION.

                  This Agreement shall be governed by and construed under the laws of the State of Oregon without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the internal laws of the State of Oregon to the rights and duties

                                                    Agreement and Plan of Merger
of the Parties hereunder. Any disputes arising among the Parties in connection with this Agreement shall be settled by the Parties amicably through good faith discussions upon the written request of any Party. In the event that any such dispute cannot be resolved through such discussions within a period of sixty (60) days after delivery of such notice, the dispute shall be finally settled by arbitration in Portland, Oregon, in accordance with the rules then in effect of the American Arbitration Association. The arbitrator(s) shall have the authority to grant specific performance, and to allocate between the Parties the costs of arbitration in such equitable manner as the arbitrator(s) may determine. The prevailing party in the arbitration shall be entitled to receive reimbursement of its reasonable expenses incurred in connection therewith. Judgment upon the award so rendered may be entered in any court having jurisdiction or application may be made to such court for judicial acceptance of any award and an order of enforcement, as the case may be.

                  11.3     NOTICES.

                  Any and all notices, requests, demands and other communications required or otherwise contemplated to be made under this Agreement, shall be in writing and shall be deemed to have been duly given (i) if delivered personally, when received, (ii) if transmitted by facsimile, on the first (1st) business day following receipt of a confirmation of receipt, or
(iii) if by overnight courier service, on the second (2nd) business day following the date of deposit with such courier service. All such notices, requests, demands and other communications shall be addressed as follows:

If to the Company:

Opmaxx, Inc.
8700 SW Creekside Place
Beaverton, OR 97008
Attention:        Douglas Goodman, President and CEO
Telephone:        (503) 520-9200
Facsimile:        (503) 520-1636

with a copy to:

Tonkon Torp
1600 Pioneer Tower
888 S.W. Fifth Avenue
Portland, OR  97204-2099
Attention:        Brendan R. McDonnell
Telephone:        (503) 221-1440
Facsimile:        (503) 972-3754

If to Buyer:

Fluence Technology, Inc.

                                                    Agreement and Plan of Merger

8700 S.W. Creekside Place
Beaverton, OR 97008
Attention:        John DiGirolamo, President and CEO
Telephone:        (503) 672-8744
Facsimile:        (503) 672-8700

with a copy  to:


Brobeck, Phleger & Harrison LLP
Two Embarcadero Place
2200 Geng Road
Palo Alto, CA 94303-0913
Attention:        Warren T. Lazarow
Telephone:        (650) 496-2887
Facsimile:        (650) 496-2733

                  11.4     EXPENSES.

                  Each Party shall pay all costs and expenses incurred by it in connection with this Agreement. Each Party agrees to cooperate with the other Party (at the other Party's expense) in obtaining any regulatory approvals required in connection with the transactions contemplated hereby.

                  11.5     AMENDMENTS AND WAIVERS.

                  Any term of this Agreement may be amended only with the written consent of each of the Parties. No waiver of any term or condition of this Agreement shall be valid or binding on any Party unless the same shall have been mutually assented to in writing by each Party. The failure of a Party to enforce at any time any of the provisions of this Agreement, or the failure to require at any time performance by one or both of the other Parties of any of the provisions of this Agreement, shall in no way be construed to be a present or future waiver of such provisions, nor in any way affect the ability of a Party to enforce each and every such provision thereafter.

                  11.6     TERMINATION.

                  If the Closing shall not have occurred by the earlier of (a) January 1, 2000, and (b) the date sixty days after the Company shall have provided to Buyer financial statements of the Company prepared using GAAP applied consistent with past practices showing two consecutive financial quarters of positive net income, then this Agreement shall terminate.

                                                    Agreement and Plan of Merger

                  11.7     SEVERABILITY.

                  If any provision in this Agreement shall be found or be held to be invalid or unenforceable then the meaning of said provision shall be construed, to the extent feasible, so as to render the provision enforceable, and if no feasible interpretation would save such provision, it shall be severed from the remainder of this Agreement which shall remain in full force and effect unless the severed provision is essential and material to the rights or benefits received by any Party. In such event, the Parties shall use best efforts to negotiate, in good faith, a substitute, valid and enforceable provision or agreement which most nearly affects the Parties' intent in entering into this Agreement.

                  11.8     FURTHER ASSURANCES.

                  The Parties shall each perform such acts, execute and deliver such instruments and documents, and do all such other things as may be reasonably necessary to accomplish the transactions contemplated in this Agreement.

                  11.9     SPECIFIC PERFORMANCE.

                  Without prejudice to the rights and remedies otherwise available to Buyer, Buyer shall be entitled to equitable relief by way of injunction or otherwise if the Company breaches or threatens to breach any of the provisions of this Agreement.

                  11.10    REFERENCES; SUBJECT HEADINGS.

                  Unless otherwise indicated, references to Sections and Exhibits herein are to Sections of, and Exhibits to, this Agreement. The subject headings of the Sections of this Agreement are included for the purpose of convenience of reference only, and shall not affect the construction or interpretation of any of its provisions.

                  11.11    COUNTERPARTS.

                  This Agreement may be executed in one or more counterparts, but all of which together shall constitute one and the same instrument.

                  11.12    ENTIRE AGREEMENT.

                  This Agreement and the Schedules and Exhibits referred to herein embody the entire agreement and understanding of the parties and supersede any and all prior agreements, arrangements and understandings relating to matters provided for herein, with the express exception of the Mutual Nondisclosure Agreement between Opmaxx and Fluence dated October 30, 1998, and any amendments thereto ("NONDISCLOSURE AGREEMENT"), which will continue in force for the full term thereof.

                                                    Agreement and Plan of Merger

                  11.13    NONSOLICITATION.

                  Each party agrees that prior to the Closing Date or for a two
(2) year period after termination pursuant to Section 11.6, it will not solicit for itself or any affiliated competing company or business organization, any employee of the other party, whether or not such employee's employment is pursuant to a written agreement and whether or not such employment is for a determined period or is at will.

              [The Remainder of this Page Left Intentionally Blank]











                                                    Agreement and Plan of Merger

                  IN WITNESS WHEREOF, the Parties have caused their respective duly authorized representatives to execute this Agreement as of the date first written above.

                                                    OPMAXX, INC.


                                                    By:
                                                        ---------------------
                                                        Douglas L. Goodman
                                                        President and CEO


                                                    FLUENCE TECHNOLOGY, INC.


                                                     By:
                                                        ---------------------
                                                        John DiGirolamo
                                                        President and CEO





                                                    Agreement and Plan of Merger

                                    EXHIBIT A

                  As used in this Agreement, the following terms shall have the meanings specified below:

                  "ADDITIONAL MERGER CONSIDERATION" shall have the meaning assigned in Section 9.2.

                  "AGREEMENT" shall have the meaning assigned in the heading of this Agreement.

                  "BUSINESS CONDITION" shall have the meaning assigned in the opening paragraph of Exhibit D.

                  "BUSINESS MATERIALS" shall have the meaning assigned in Section D.14(a) of Exhibit D.

                  "BUYER" shall have the meaning assigned in the heading of this Agreement.

                  "BUYER'S FINANCIAL STATEMENTS" shall have the meaning assigned in Section E.5 of Exhibit E.

                  "BUYER'S INTERIM FINANCIAL STATEMENTS" shall have the meaning assigned in Section E.5 of Exhibit E.

                  "CLAIMS AND LIABILITIES" shall have the meaning assigned in
                  Section 10.2.

                  "CLASS A WARRANTS" shall have the meaning assigned in Section D.3(a) of Exhibit D.

                  "CLOSING" shall have the meaning assigned in Section 3.

                  "CLOSING DATE" shall have the meaning assigned in Section 3.

                  "COBRA" shall have the meaning assigned in Section D.19 of Exhibit D.

                  "COMMON STOCK" shall have the meaning assigned in Recital B.

                  "COMMON STOCKHOLDER REPRESENTATIVE" shall have the meaning assigned in the Escrow Agreement.

                  "COMPANY" shall have the meaning assigned in the heading of this Agreement.

                  "COMPANY FINANCIAL STATEMENTS" shall have the meaning assigned in Section D.7 of Exhibit D.

                  "COMPANY OPTIONS" shall have the meaning assigned in Section D.3(a) of Exhibit D.

                                                              Page 1 - Exhibit A
                                                 to Agreement and Plan of Merger

                  "COMPANY RETURNS" shall have the meaning assigned in Section
                  D.11 of Exhibit D.

                  "CONTRACTS" shall have the meaning assigned in Section D.13 of Exhibit D.

                  "DELAWARE CODE" shall have the meaning assigned in Section
                  2.8.

                  "DISCLOSURE SCHEDULE" shall have the meaning assigned in the opening paragraph of Exhibit D.

                  "DISSENTING SHARES" shall have the meaning assigned in Section 2.8.

                  "EXCHANGE AGENT" shall have the meaning assigned in Section
                  2.6.

                  "EXECUTIVE STAFF" shall mean the installed officers of Opmaxx.

                  "EFFECTIVE TIME OF THE MERGER" shall have the meaning assigned in Section 2.1.

                  "ERISA" shall have the meaning assigned in Section D.19 of Exhibit D.

                  "ERISA AFFILIATE" shall have the meaning assigned in Section
                  D.19 of Exhibit D.

                  "FLUENCE" shall have the meaning assigned in the heading of this Agreement.

                  "GAAP" shall have the meaning assigned in Section D.7 of Exhibit D.

                  "GOVERNMENTAL ENTITY" shall have the meaning assigned in Section D.5 of Exhibit D.

                  "HSR ACT" shall have the meaning assigned in Section D.5 of Exhibit D.

                  "INTELLECTUAL PROPERTY RIGHTS" shall have the meaning assigned in Section D.14 of Exhibit D.

                  "INTERIM FINANCIAL STATEMENTS" shall have the meaning assigned in Section D.7 of Exhibit D.

                  "INTERESTED PARTIES" shall have the meaning assigned in Section D.20 of Exhibit D.

                  "IRS" shall have the meaning assigned in Section D.11 of Exhibit D.

                  "MATERIAL ADVERSE EFFECT" shall mean that the condition or event has had a material and substantial adverse effect on the financial condition, property, assets, prospects or results of the Company.

                  "MERGER" shall have the meaning assigned in Recital A.

                  "MERGER CONSIDERATION" shall have the meaning assigned in
                  Section 2.4.

                                                              Page 2 - Exhibit A
                                                 to Agreement and Plan of Merger

                  "MERGER SUB" shall have the meaning assigned in Recital E.

                  "MERGER SUB COMMON STOCK" shall have the meaning assigned in
                  Section 2.3.

                  "NET RECEIPTS" shall have the meaning assigned in Section 9.1.

                  "NON-DISCLOSURE AGREEMENT" shall have the meaning assigned in
                  Section 11.12.

                  "1933 ACT" shall have the meaning assigned in Section E.4 of Exhibit E.

                  "1997 FINANCIAL STATEMENTS" shall have the meaning assigned in Section D.7 of Exhibit D.

                  "OFFICERS" shall have the meaning assigned in the Delaware
                  Code.

                  "OPMAXX" shall have the meaning assigned in the heading of this Agreement.

                  "OPMAXX COMMON STOCKHOLDERS" shall mean all record holders of Opmaxx Class A or Class B Common Stock as of the Effective Time of the Merger.

                  "OPMAXX OPTIONS" shall have the meaning assigned in Section
                  2.5.

                  "OPMAXX STOCK" shall have the meaning assigned in Recital B.

                  "OPTION CONVERSION NUMBER" shall have the meaning assigned in
                  Section 2.5.

                  "ORDINARY COURSE OF BUSINESS" shall mean the Company's usual manner and methods of conducting its business, as well as market, commercial, and financial events which ordinarily occur.

                  "PARTIES" and "PARTY" shall have the meanings assigned in the heading of this Agreement.

                  "PLANS" shall have the meaning assigned in Section D.19 of Exhibit D.

                  "PREFERRED STOCK" shall have the meaning assigned in Recital
                  B.

                  "PRODUCTS" shall have the meaning in Section 9.1.

                  "REVISED DISCLOSURE SCHEDULE" shall have the meaning in
                  Section 7.2(b).

                  "RULE 144" shall have the meaning assigned in Section E.5 of Exhibit E.

                  "SERIES B WARRANTS" shall have the meaning assigned in Section D.3(a) of Exhibit D.

                  "SERVICE PROVIDERS" shall mean employees, consultants and independent contractors.

                                                              Page 3 - Exhibit A
                                                 to Agreement and Plan of Merger

                  "SHARES" shall have the meaning assigned in Recital D.

                  "TAX," "TAX RETURNS", and "TAXES" shall have the meanings assigned in Section D.11 of Exhibit D.

                  "TEKTRONIX WARRANT" shall mean the Warrant to purchase the Company's Common Stock pursuant to that certain Warrant Agreement dated August 28, 1998.

                  "THRESHOLD" shall have the meaning given it in Section 10.3.

                  "VESTED OPTIONS" shall mean all vested options to purchase the Company's Common Stock pursuant to the terms of the Company's 1997 Stock Option/Issuance Plan.


                                                              Page 4 - Exhibit A
                                                 to Agreement and Plan of Merger

                                    EXHIBIT B

                              CERTIFICATE OF MERGER
                                       OF
             OPMAXX ACQUISITION CORPORATION, A DELAWARE CORPORATION
                                  WITH AND INTO
                      OPMAXX, INC., A DELAWARE CORPORATION

                  Opmaxx, Inc. a corporation organized under the Delaware General Corporation Act (the "Act"), hereby certifies that:

          1. The name and state of incorporation of each of the constituent corporations are:

             NAME                                  STATE OF INCORPORATION
             ----                                  ----------------------

             Opmaxx Acquisition Corporation               Delaware

             Opmaxx, Inc.                                 Delaware

          2. An Agreement and Plan of Merger has been adopted, certified, executed and acknowledged by each of the constituent corporations in accordance with the Act.

          3. Opmaxx, Inc. will be the surviving corporation in the merger.

          4. The Restated Certificate of Incorporation of Opmaxx, Inc. attached as EXHIBIT A shall be the certificate of incorporation of the surviving corporation.

          5. The executed Agreement and Plan of Merger is on file at the following place of business of the surviving domestic corporation:

                           Opmaxx, Inc.
                           8700 S.W. Creekside Place
                           Beaverton, OR 97008

          6. A copy of the Agreement and Plan of Merger will be furnished by the surviving corporation on request and without cost to any stockholder of the constituent corporations.

                  IN WITNESS WHEREOF, this Certificate of Merger has been duly executed as of the 7th day of September 1999, and is being filed in accordance with Section 251 of the Act by an authorized person of the surviving corporation.

OPMAXX, INC., a Delaware
corporation

By:
   -----------------------
     [Name]


   -----------------------
      [Position]


                                                              Page 1 - Exhibit B
                                                 to Agreement and Plan of Merger

                                    EXHIBIT C

                  The eight million dollar ($8,000,000.00) Merger Consideration will be allocated in the following manner:

                  1. Retire any debt obligations of the Company outstanding as of immediately prior to the Effective Time of the Merger (including any Accounts Payable and other Current Liabilities). The Company's debt will first be reduced by the amount of any Accounts Receivable (net of reserves) or cash on the balance sheet as of the Effective Time of the Merger.

                  2. Holders of the Company's Series A Preferred Stock will receive $4.89 per Series A Preferred share.

                  3. Holders of the Company's Series B Preferred Stock will receive $2.55 per Series B Preferred share.

                  4. Holders of the Company's Class A and B Common Stock will receive a dollar amount per share equal to the amount of the remaining Merger Consideration divided by the number of issued and outstanding shares of the Company's Class A and B Common Stock at the Effective Time of the Merger.



                                                              Page 1 - Exhibit C
                                                 to Agreement and Plan of Merger

                                    EXHIBIT D

                  Except as set forth in the corresponding Sections or subsections of the disclosure schedule (the "DISCLOSURE SCHEDULE") delivered by the Company to Buyer and attached hereto, the Company makes the representations and warranties set forth below, which shall be true and correct as of the date hereof. Except as set forth on the Revised Disclosure Schedule, to be delivered by the Company to the Buyer at or prior to the Closing, the representations and warranties set forth below shall also be true and correct as of the Closing. As used in this Agreement, "BUSINESS CONDITION" shall refer to the Company's financial condition, properties, assets, liabilities, prospects and results of operations.

                  D.1      ORGANIZATION AND EXISTENCE OF OPMAXX.

                  Opmaxx is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power to carry on its business as now conducted and as proposed to be conducted and to enter into and, subject to stockholder approval, perform its obligations under this Agreement and the other agreements contemplated hereby to which it is as party. Opmaxx is qualified to do business as a foreign corporation and is in good standing in every jurisdiction in which the character or location of the assets owned by it or the nature of the business transacted by it requires such qualification where the failure to so qualify would have a Material Adverse Effect. Opmaxx has delivered to Fluence, or will deliver at the Closing, true, correct and complete copies of (a) the Certificate of Incorporation (duly certified by the Delaware Secretary of State), (b) the Bylaws (certified by the Secretary of Opmaxx), and (c) the Minute and Stock Books (certified by the Secretary of Opmaxx) of Opmaxx.

                  D.2      AUTHORITY AND BINDING EFFECT.

                  The Company has full power and authority to enter into this Agreement to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by all parties, the performance by the Company of its obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate or other action. The Company has taken all necessary action with respect to the execution and delivery of this Agreement. This Agreement constitutes a legal, valid and binding obligation of the Company, enforceable in accordance with its respective terms, except as limited by applicable bankruptcy, insolvency, moratorium, reorganization or other laws affecting creditors' rights and remedies generally.

                  D.3      AUTHORIZED CAPITAL STOCK OF OPMAXX.

                  (a) The authorized capital stock of the Company consists of 15,000,000 shares of Class A Common Stock, 10,000,000 shares of Class B Common Stock, and 2,000,000 shares of Preferred Stock, of which 639,423 shares have been designated as Series A Preferred Stock and

                                                             Page 1 - Exhibit D
                                                 to Agreement and Plan of Merger

400,000 shares have been designated as Series B Preferred Stock. As of the date of this Agreement, there were issued and outstanding 2,061,439 shares of Class A Common Stock, 1,851,571 shares of Class B Common Stock, 352,920 shares of Series A Preferred Stock, 375,112 shares of Series B Preferred Stock, and options to purchase 498,087 shares of Class B Common Stock (the "COMPANY OPTIONS"), warrants to purchase 224,198 shares of Class A Common Stock (the "CLASS A WARRANTS"), and warrants to purchase 53,000 shares of Series B Preferred Stock (the "SERIES B WARRANTS"). As of the date of this Agreement, there were 750,000 shares of Class B Common Stock reserved for issuance upon the exercise of outstanding Company Options. Except as set forth above, there are no outstanding shares of Company capital stock or options, warrants, calls, conversion rights, commitments or agreements of any character to which the Company is a party or by which the Company may be bound that do or may obligate the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of the Company capital stock or that do or may obligate the Company to grant, extend or enter into any such option, warrant, call, conversion right, commitment or agreement.

                  (b) All outstanding shares of capital stock are, and any shares of Common Stock issued upon exercise of any Company Option will be, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights created by statute, the Company's Certificate of Incorporation or Bylaws, or any agreement to which the Company is a party or by which the Company may be bound. All outstanding capital stock or other Company securities have been issued in compliance with applicable foreign, federal and state securities laws. Holders of issued and outstanding capital stock have no basis for asserting rights to rescind the purchase of any such capital stock.

                  (c) SCHEDULE D.3 contains a complete and accurate list of, and the number of shares or Company Options owned of record by, all holders of outstanding capital stock and outstanding vested and unvested Company Options and their current residence address.

                  (d) Except for any restrictions imposed by applicable state and federal securities laws, there is no right of first refusal, co-sale right, right of participation, right of first offer, option or other restriction on transfer applicable to any shares of the Company capital stock to which the Company is a party or which are known to Company.

                  (e) The Company is not a party or subject to any agreement or understanding, and there is no agreement or understanding between or among any persons that affects or relates to the voting or giving of written consent with respect to any outstanding security of the Company, except for those referred to in Recital B and Section 7.2 of the Agreement.

                  D.4      CONFLICTS.

                  The execution and delivery of this Agreement does not and the performance and consummation of the transactions contemplated hereby will not, conflict with or result in any conflict with, breach or violation of any statute, law, rule, regulation, judgment, order, decree, or ordinance applicable to the Company or its properties or assets, or conflict with or result in any conflict with, breach or violation of or default (with or without notice or lapse of time, or both)

                                                              Page 2 - Exhibit D
                                                 to Agreement and Plan of Merger
under, or give rise to a right of termination, cancellation, forfeiture or acceleration of any obligation or the loss of a benefit under, or result in the creation of a lien or encumbrance on any of the properties or assets of the Company pursuant to (i) any provision of the current Certificate of Incorporation or Bylaws of the Company or (ii) any agreement, contract, note, mortgage, indenture, lease, instrument, permit, concession, franchise or license to which the Company is a party or by which the Company or any of its property or assets may be bound or affected.

                  D.5      CONSENTS.

                  No consent, approval, order or authorization of, or registration, declaration of, or qualification or filing with, any court, administrative agency, commission, regulatory authority or other governmental or administrative body or instrumentality, whether domestic or foreign (a "GOVERNMENTAL ENTITY"), is required by or with respect to the Company in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, except for filings, if any, required to be made by each of Buyer and the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR ACT").

                  D.6      NO SUBSIDIARIES.

                  Opmaxx has no subsidiaries or equity investments in any person.

                  D.7      FINANCIAL STATEMENTS; LIABILITIES.

                  The Company has furnished to Buyer a complete and accurate copy of its audited balance sheet as of December 31, 1997 and its audited statements of operations, cash flow and stockholders' equity for the fiscal year ending December 31, 1997 (the "1997 FINANCIAL STATEMENTS") and its unaudited balance sheet as of December 31, 1998 and its unaudited interim statements of operation, cash flow and stockholders' equity for the period ended December 31, 1998 (the "INTERIM FINANCIAL STATEMENTS") (collectively the 1997 and Interim Financial Statements are referred to herein as the "COMPANY FINANCIAL STATEMENTS"). The Company Financial Statements are attached hereto as SCHEDULE
D.7. The Company Financial Statements have been prepared in accordance with generally accepted accounting principles ("GAAP") consistently applied and fairly present the consolidated financial position of the Company as and at the dates thereof and the Company's consolidated results of operations and cash flows for the periods then ended. Subject, in the case of the Interim Financial Statements, to normal year end adjustments.

                  D.8      LEASES

                  Except as indicated in SCHEDULE D.8, the leases set forth in SCHEDULE D.8 hereto are in full force and effect and there is no existing default of a material nature under any of such leases on the part of Opmaxx or, to the best knowledge of Opmaxx, the other party thereunder. Such leases consist only of documents described in SCHEDULE D.8 hereto, complete and correct copies of which have been provided by Opmaxx to Fluence. The buildings and any major items

                                                              Page 3 - Exhibit D
                                                 to Agreement and Plan of Merger
of equipment and machinery reflected on the Company Financial Statements are generally in such operating condition and repair, ordinary wear and tear excepted, as is adequate for the conduct of Opmaxx's business.

                  D.9      ABSENCE OF CERTAIN EVENTS.

                  Except as set forth in SCHEDULE D.9 attached hereto or as updated pursuant to Section 7.2(b) of the Agreement, since December 31, 1997, there has not been:

                  (a) any material adverse change in the Business Condition of the Company (or any occurrence, circumstance, or combination thereof which could reasonably be expected to result in any such material adverse change) from that reflected in the Company Financial Statements as of December 31, 1997; or

                   (b) any increase in or modification of the compensation or benefits payable or to become payable by the Company to any of its Service Providers or changes pursuant to employment agreements currently in effect or changes in position; or

                  (c) any increase in or modification of any bonus, pension, insurance or other employee benefit plan, payment or arrangement (including, without limitation, the granting of stock options, restricted stock awards or stock appreciation rights) made to, for or with any of its Service Providers; or

                  (d) any modification, waiver, change, amendment, release, rescission, accord and satisfaction, or termination of, or with respect to, any material term, condition, or provision of any contract, agreement, license, or other instrument to which the Company is a party and relating to or affecting the Company's Business Condition, other than any satisfaction by performance in accordance with the terms thereof in the usual and ordinary course of business and consistent with prior practice; or

                  (e) any labor disputes or disturbances affecting in an adverse fashion the Business Condition, including, without limitation, the filing of any petition or charge of unfair labor practices with the National Labor Relations Board; or

                  (f) any notice (written or unwritten) from any employee of the Company who provides any services to the Company that such employee has terminated, or intends to terminate, such employee's employment with the Company; or

                  (g) any notice (written or unwritten) from any of the Company's suppliers that any such supplier will not continue to supply the current level and type of goods currently being provided by such supplier to the Company on similar terms and conditions; or

                  (h) any adverse relationships or conditions with vendors or customers that could have a material adverse effect on the Company's Business Condition; or

                  (i) any waivers, compromises or discharges of any rights or debt owed of substantial value to the Company; or

                                                              Page 4 - Exhibit D
                                                 to Agreement and Plan of Merger

                  (j) any other event or condition of any character which has materially adversely affected the Company's Business Condition; or

                  (k) any purchase or lease of or any agreements to purchase or lease capital assets by the Company in excess of $25,000 individually or in the aggregate; or

                  (l) any issuance, redemption, repurchase or other acquisition of shares of the Company capital stock (other than issuances pursuant to exercise of the Company Options or repurchases of the Company Common Stock at cost in the ordinary course under the terms of vesting agreements) or any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to the Company capital stock; or

                  (m) any agreement or arrangement made by the Company to take any action which, if taken prior to the date hereof, would have made any representation or warranty set forth in this Section D.9 untrue or incorrect as of the date when made.

                  D.10     ABSENCE OF UNDISCLOSED LIABILITIES.

                  There are no debts, liabilities, or obligations with respect to the Company or to which the assets of the Company or its business, property or assets are subject, whether liquidated, unliquidated, accrued, absolute, contingent or otherwise, that are not identified in the Disclosure Schedule or reflected in the Interim Financial Statements, except for liabilities and obligations arising subsequent to December 31, 1998 from the operations of the business of the Company in the ordinary course consistent with prior practices.

                  D.11     TAXES AND TAX RETURNS.

                  (a) Except as set forth on SCHEDULE D.11: (i) Opmaxx has accurately prepared and duly filed all Tax Returns (as hereinafter defined) which are required by law to be filed by it on or prior to the date hereof; (ii) Opmaxx has duly paid all Taxes (as hereafter defined) due or claimed to be due from it with respect to all taxable periods or portions of periods ended on or before the date hereof (whether or not shown on any Tax Return), and there are no assessments or claims for payment of Taxes now pending or, to the best knowledge of Opmaxx, threatened, nor any audit of the records of Opmaxx being made or threatened by any taxing authority for any such periods or portions thereof; and (iii) to the knowledge of Opmaxx, there are no facts or circumstances which could reasonably be expected to constitute a basis for assessments or claims for the payment of additional Taxes. The amounts set up as provisions for Taxes, if any, on the most recent balance sheet included in the Financial Statements are sufficient for the payment of all unpaid Taxes of Opmaxx, accrued for or applicable to the periods ended on such date and all years and periods prior thereto and for which Opmaxx, at those dates, was liable. Opmaxx has properly withheld and paid, or accrued for payment, when due, to appropriate state and/or federal authorities, all sales and use taxes, if any, and all amounts required to be withheld from payments made to its employees, independent contractors, creditors, stockholders, or other third parties and has also paid all employment taxes as required under applicable laws.


                                                              Page 5 - Exhibit D
                                                 to Agreement and Plan of Merger

                  (b) Opmaxx has not waived any statute of limitation in respect of any Taxes or assessments by any federal, state, county, local, foreign or other taxing jurisdiction or agreed to any extension of time with respect to an assessment or deficiency in any Tax. Opmaxx has not filed a consent under
Section 341(f) of the Tax Code concerning collapsible corporations. Opmaxx has not made a consent dividend election under Section 565 of the Code, and has not been a personal holding company under Section 542 of the Code.

                  (c) Opmaxx has not made any payments, and is not obligated to make any payments, nor is Opmaxx a party to any agreement that under any circumstances could obligate it to make any payments, that would not be deductible under Section 280G of the Tax Code. Opmaxx has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Tax Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Tax Code. Opmaxx is not a party to or bound by any tax indemnity, tax allocation or tax sharing agreement, or any closing agreement or offer in compromise with any taxing authority.

                  (d) Except as set forth on SCHEDULE D.11, Opmaxx is not, and has never been, required to file a consolidated or combined state or federal income Tax Return with any other person or entity and is not liable for the Taxes of any person under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign law), as transferee or successor, by contract or otherwise. Opmaxx is not a party to any joint venture, partnership, or other arrangement or contract which could be treated as a partnership for federal income tax purposes. Opmaxx has not been a distributing corporation in a transaction described in Section 355(a)(1) of the Code.

                  (e) For purposes of this Agreement, the term "Tax" or "Taxes" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Tax Code Section 59A), customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

                  (f) For purposes of this Agreement, the term "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

                  D.12     FIXED ASSETS.

                  SCHEDULE D.12 is a list of all of the fixed assets used in the Ordinary Course of Business, other than any fixed asset the replacement cost of which would be less than $5,000.00 and which is not of material importance to Opmaxx's operations. The fixed assets are in good working order and condition, ordinary wear and tear excepted.

                                                              Page 6 - Exhibit D
                                                 to Agreement and Plan of Merger

                  D.13     MATERIAL CONTRACTS.

                  (a) SCHEDULE D.13 lists all material outstanding agreements, contracts, contract rights, licenses, purchase and sale orders, quotations and other executory commitments (collectively, the "CONTRACTS"), whether or not in writing, to which the Company is a party that relate to any aspect of the business, assets, services or properties of the Company.

                  (b) The Company has performed all of its obligations under the terms of each Contract and is not in default thereunder. No event or omission has occurred which but for the giving of notice or lapse of time or both would constitute a default by the Company under any such Contract; and each such Contract is valid and binding on all parties thereto and in full force and effect. The Company has received no written or unwritten notice of default, cancellation, or termination in connection with any such Contract.

                  D.14     INTELLECTUAL PROPERTY

                  (a) The Company owns, or is licensed or otherwise entitled to exercise, without restriction (other than pursuant to applicable law and the terms of each such license) all rights to all inventions, patents, trademarks, trade names, service marks, copyrights, trade secrets, domain names and other intellectual property rights, and any applications or registrations therefor (collectively, the "INTELLECTUAL PROPERTY RIGHTS"), and all schematics, technology, source code, know-how, computer software programs and all other tangible and intangible information or material used or usable by the Company in its business (collectively, the "THE BUSINESS MATERIALS") without any conflict or infringement of the rights of others. All of such Intellectual Property Rights and Business Materials are set forth in SCHEDULE D.14.

                  (b) SCHEDULE D.14 also lists (i) the jurisdictions or countries in which each such Intellectual Property Right has been registered and its registration number, or has been applied for and its application number;
(ii) all licenses, sublicenses and other agreements as to which the Company is a party and pursuant to which the Company or any other person is authorized to use any Intellectual Property Right except for licenses for software which is generally available; and (iii) if applicable, all parties to whom the Company has delivered copies of the Company source code, whether pursuant to an escrow arrangement or otherwise, or parties who have the right to receive such source code. Copies of all such licenses, sublicenses or other agreements identified pursuant to clause (ii) above have been delivered by the Company to Buyer.

                  (c) The Company is not, or as a result of the execution and delivery of this Agreement or the performance of the Company's obligations hereunder will not be, in violation of, or lose or in any way impair any material rights pursuant to any license, sublicense or agreement described in SCHEDULE D.14.

                  (d) The Company is the absolute owner or licensee of, with all necessary right, title and interest in and to (free and clear of any liens, encumbrances or security interests), the Intellectual Property Rights and has rights to the use, sale, license or disposal thereof or the material covered thereby in connection with the services or products in respect of which the Intellectual Property Rights are being used, sold, licensed or disposed of. The Company has

                                                              Page 7 - Exhibit D
                                                 to Agreement and Plan of Merger
taken all commercially reasonable actions and made all applicable applications and filings pursuant to applicable laws to perfect or protect its interests in such Intellectual Property Rights.

                  (e) No claims with respect to the Intellectual Property Rights or Business Materials have been asserted or are threatened by any person, and there are no claims (i) to the effect that the manufacture, marketing, license, sale or use of any product as now used or offered or proposed for use or sale by the Company infringes any copyright, patent, trade secret or other intellectual property right of any third party or violates any license or agreement with any third party; (ii) contesting the right of the Company to use, sell, license or dispose of any Intellectual Property Rights or Business Materials; or (iii) challenging the ownership, validity or effectiveness of any of the Intellectual Property Rights or Business Materials.

                  (f) All patents and registered trademarks, service marks and other company, product or service identifiers and registered copyrights held by the Company are valid and subsisting.

                  (g) There has not been and there is not now any unauthorized use, infringement or misappropriation of any of the Intellectual Property Rights by any third party, including, without limitation, any service provider of the Company; the Company has not been sued or charged as a defendant in any claim, suit, action or proceeding which involves a claim of infringement of any patents, trademarks, service marks, copyrights or other intellectual property rights and which has not been finally terminated prior to the date hereof; and there are no such charges or claims outstanding

                  (h) No Intellectual Property Right is subject to any outstanding order, judgment, decree, or, except as provided for in the terms of the relevant license, stipulation or agreement restricting in any manner the licensing thereof by the Company. The Company has not entered into any agreement granting any third party the right to bring infringement actions with respect to, or otherwise to enforce rights with respect to, any Intellectual Property Right owned by the Company. The Company has the exclusive right to file, prosecute and maintain all applications and registrations with respect to the Intellectual Property Rights owned by the Company.

                  D.15     LICENSES, PERMITS, ETC.

                  Attached hereto as SCHEDULE D.15 is a list and description of all material licenses, franchises, permits, easements, certificates, consents, rights and privileges, and other governmental authorizations necessary or appropriate to the conduct of the business of Opmaxx other than those listed on SCHEDULE D.1. All such items are in full force Opmaxx has not received any notice, nor does Opmaxx have any knowledge that any governmental authority intends to cancel, terminate or modify any of such licenses or permits or that valid grounds for any such cancellation, termination or modification currently exist.

                                                              Page 8 - Exhibit D
                                                 to Agreement and Plan of Merger

                  D.16     LITIGATION.

                  Neither the Company nor any of the Company's officers or directors is engaged in, or has received any threat of, any litigation, arbitration, investigation, claim or other proceeding relating to the Company or its officers, directors, employees, benefit plans, properties, Intellectual Property Rights, the business, properties or assets of the Company, licenses, permits or goodwill, or against or affecting the actions taken or contemplated in connection therewith, nor, to the best of the Company's knowledge is there any basis therefor. There is no action, suit, proceeding, or investigation pending or threatened against the Company, or the officers or directors of the Company, that questions the validity of this Agreement or the right of the Company to enter into this Agreement or to consummate the transactions contemplated hereby or thereby, or which might reasonably be expected to result in any adverse change in the business, condition or properties of the Company's Business Condition. There is no action, suit, proceeding, or investigation by the Company currently pending or which any of them currently intends to initiate. None of the Company, nor any of the Company's officers or directors is bound by any judgment, decree, injunction, ruling or order of any court, governmental, regulatory or administrative department, commission, agency or instrumentality, arbitrator or any other person which would or could have a material adverse effect on the Company's Business Condition.

                  D.17     COMPLIANCE WITH LAWS.

                  Since the date of its incorporation the Company has complied in all material respects with all applicable foreign, federal, state, municipal and other political subdivision or governmental agency statutes, ordinances and regulations, including, without limitation, those imposing taxes, in every applicable jurisdiction, in respect of the ownership of its assets and properties and the conduct of its business where the effect of failure to so comply would have a Material Adverse Effect.

                  D.18     LABOR RELATIONS/PERSONNEL.

                  (a) The Company has not failed to comply in any material respect with the Americans with Disabilities Act, as amended, Title VII of the Civil Rights Act of 1964, as amended, the Fair Labor Standards Act, as amended, the Occupational Safety and Health Act of 1970, as amended, all other applicable, foreign, federal, state, and local laws, rules, and regulations relating to employment (including without limitation any age discrimination laws), and all applicable laws, rules and regulations governing payment of minimum wages and overtime rates and the withholding and payment of taxes from compensation of employees. All payments due from Company on account of employee health and welfare insurance have been paid.

                  (b) Except as set forth on SCHEDULE D.18, there are no written employment or separation agreements, or oral employment or separation agreements other than those establishing an "at-will" employment relationship between the Company and any of its employees.

                                                              Page 9 - Exhibit D
                                                 to Agreement and Plan of Merger

                  (c) SCHEDULE D.18 contains a list of all current directors, officers and employees of the Company setting forth the job title and salary (including bonuses and commissions) payable to each such person. SCHEDULE D.18 also includes independent contractors and consultants of the Company, none of which receive hourly wages or possess job titles.

                  D.19     EMPLOYEE PLANS.

                  (a) All plans, programs, policies, commitments or other arrangements (whether or not set forth in a written document) maintained or contributed to by the Company or any subsidiary or other trade or business (whether or not incorporated) treated as a single employer with the Company (an "ERISA AFFILIATE") pursuant to Code Section 414(b), (c), (m) or (o) which provide deferred or incentive compensation, stock options or other stock purchase rights, severance or termination pay, medical, dental, life, disability or accident benefits (whether or not insured), collective bargaining agreements, benefits described in Code Sections 125 or 129, or pension, profit sharing or retirement benefits to, or for the benefit of, any active, former or retired employee or other service provider of the Company or their spouses or dependents are set forth in SCHEDULE D.19 (collectively, the "PLANS"). Each Plan has been maintained and administered in all respects in compliance with its terms and with the requirements prescribed by all statutes, orders, rules and regulations, including but not limited to ERISA and the Code, which are applicable to such Plan, except to the extent such noncompliance would not have a material and adverse effect on the operation of such Plan. All contributions, reserves or premium payments required to be made or accrued as of the date hereof to the Plans have been made or accrued.

                  (b) The Company and each ERISA Affiliate has complied with (i) the applicable health care continuation and notice provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA") and the regulations (including proposed regulations) thereunder, (ii) the applicable requirements of the Family Medical and Leave Act of 1993 and the regulations thereunder and (iii) the applicable requirements of the Health Insurance Portability and Accountability Act of 1996 and the regulations (including proposed regulations) thereunder, except to the extent that any such failure to comply would not, in the aggregate, have a material adverse effect on the Company.

                  D.20     INTERESTED PARTY RELATIONSHIPS.

                  Except as set forth on SCHEDULE D.20, neither the Company nor any officer, director nor five percent security holder of the Company (collectively, the "INTERESTED PARTIES") (nor any family member of any Interested Party or any corporation, partnership or other entity which, directly or indirectly, alone or together with others, controls, is controlled by, or is in common control with any Interested Party, the Company or any such family member) have any material financial interest, direct or indirect, in any material supplier or customer, any party to any contract which is material to the Company or any competitor of the Company.

                  D.21     PRODUCTS LIABILITY.

                                                             Page 10 - Exhibit D
                                                 to Agreement and Plan of Merger

                  (a) There are no claims against the Company, fixed or contingent, asserting (i) any damage, loss or injury caused by any product or
(ii) any breach of any express or implied product warranty or any other similar claim with respect to any product other than standard warranty obligations (to replace, repair or refund) made by the Company in the Ordinary Course of Business, except for those claims that, if adversely determined against the Company, would not have a material adverse effect on the Business Condition of the Company. As used herein, "product" shall mean any products manufactured, designed, developed, distributed, sold, re-sold, customized or serviced by the Company, including Products.

                  (b) None of the products and services sold, licensed, rendered, or otherwise provided by the Company (or by any of its subsidiaries) in the conduct of its business will malfunction, will cease to function, will generate materially incorrect data or will produce materially incorrect results or will cause any of the above with respect to the property or business of third parties using such products or services when processing, providing or receiving
(i) date-related data from, into and between the Twentieth (20th) and Twenty-First (21st) centuries, or (ii) date-related data in connection with any valid date in the Twentieth (20th) or Twenty-First (21st) centuries, causing a material adverse effect on the Company, its business or the property or business of any third parties using such products or services.

                  (c) Except as set forth on SCHEDULE D.21, neither the Company nor any subsidiary has made any representations or warranties specifically relating to the ability of any product or service sold, licensed, rendered, or otherwise provided by the Company (or by any of its subsidiaries) in the conduct of their respective businesses to operate without malfunction, to operate without ceasing to function, to generate correct data or to product correct results when processing, providing or receiving (i) date-related data from, into and between the Twentieth (20th) and Twenty-First (21st) centuries, or (ii) date-related data in connection with any valid date in the Twentieth (20th) or Twenty-First (21st) centuries.

                  D.22     PRODUCT WARRANTIES.

                  The Company has provided to Buyer copies or descriptions of its warranty policies and all outstanding oral and written warranties or guarantees relating to any of the Company's products, if any, other than warranties or guarantees implied by law.

                  D.23     CUSTOMERS.

                  SCHEDULE D.23 lists all customers of the Company during the twelve-month period ended December 31, 1998. The Company has furnished Buyer with complete and accurate copies or descriptions of all current agreements (written or unwritten) with such customers. There is no complaint, event, happening or fact which would lead the Company to believe that any relationship with any of such customers has deteriorated or that any of such customers intends to cancel any orders in backlog.

                  D.24     SUPPLIERS.

                                                             Page 11 - Exhibit D
                                                 to Agreement and Plan of Merger

                  SCHEDULE D.24 lists all suppliers of goods to the Company during the prior two (2) years and the value of goods supplied to the Company in each such year where such value exceeds $100,000 per annum. There has not been any event, happening or fact which would lead the Company to believe any of such suppliers will not continue to supply the current level and type of goods currently being provided to the Company on similar terms and conditions.

                  D.25     BOOKS AND RECORDS.

                  The books and records of the Company to which Buyer and its accountants and attorneys have been given access are the true books and records of the Company and truly and fairly reflect the underlying facts and transactions in all material respects.

                  D.26     BANK ACCOUNTS AND POWERS OF ATTORNEY.

                  Set forth in SCHEDULE D.26 is an accurate and complete list showing (a) the name and address of each bank in which the Company has an account or safe deposit box, the number of any such account or any such box, and the names of all persons authorized to draw thereon or to have access thereto and (b) the names of all persons, if any, holding powers of attorney from the Company and a summary statement of the terms thereof.

                  D.27     COMPLETE DISCLOSURE.

                  No representation or warranty made by the Company in this Agreement, nor any document, written information, statement (oral or written), financial statement, certificate, schedule or exhibit prepared and furnished, or to be prepared and furnished by the Company or its representatives pursuant hereto or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements or facts contained herein or therein not misleading in light of the circumstances under which they were furnished which has not been corrected in subsequent documents, written information, written statements, financial statements or by certificates, schedules or exhibits, as the case may be, and provided to Buyer. All schedules and exhibits prepared by the Company shall be updated as of the Closing in a form reasonably acceptable to Buyer.

                  D.28     INSURANCE.

                  SCHEDULE D.28 lists all insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of the Company, the amounts of coverage under each such policy and bond of the Company.

                  D.29     ACCOUNTS RECEIVABLE.

                  The amount of all accounts receivable of the Company will be good and collectible in full in the ordinary course of business within 90 days of Closing; all accounts receivable arise from bona fide transactions in the ordinary course of business; no contest with

                                                             Page 12 - Exhibit D
                                                 to Agreement and Plan of Merger
respect to the amount or validity of any amount is pending; and none of such accounts receivable is subject to any counterclaim, rights of return, refusals to pay or setoff except to the extent of the allowance therefor recorded in accordance with GAAP.

                  D.30     EXPORTS TO CERTAIN COUNTRIES.

                  For the five years preceding the date hereof, the Company has made no sales to entities located or residing or domiciled in, directly or indirectly, Cuba, North Korea, Libya, Iraq, Iran or any other countries prohibited by U.S. export control laws.

                  D.31     FOREIGN CORRUPT PRACTICES ACT.

                  None of the activities or types of conduct below have been or may have been engaged in by the Company, either directly or indirectly:

                  (a) Any bribes or kickbacks to government officials or their relatives, or any other payments to such persons, whether or not legal, to obtain or retain business or to receive favorable treatment with regard to business; or

                  (b) Any bribes or kickbacks to persons other than government officials, or to relatives of such persons, or any other payments to such persons or their relatives, whether or not legal, to obtain or retain business or to receive favorable treatment with regard to business; or

                  (c) Any illegal contributions made to any political party, political candidate or holder of governmental office; or

                  (d) Any bank accounts, funds or pools of funds created or maintained without being reflected on the corporate books of account, or as to which the receipts and disbursements therefrom have not been reflected on such books; or

                  (e) Any receipts or disbursements, the actual nature of which has been "disguised" or intentionally misrecorded on the corporate books of account; or

                  (f) Fees paid to consultants or commercial agents which exceeded the reasonable value of the services purported to have been rendered; or

                  (g) Any payments or reimbursements made to personnel of the Company for the purposes of enabling them to expend time or to make contributions or payments of the kind or for the purpose referred to above. In addition, the Company has not violated the United States Corrupt Foreign Practices Act or any other similar laws, statute, rule or regulation of any country.

                  D.32     TAKEOVER STATUTES.

                                                             Page 13 - Exhibit D
                                                 to Agreement and Plan of Merger

                  No "fair price," "moratorium," "control share acquisition" or other similar anti-takeover statute or regulation or any applicable anti-takeover provision in the Company's charter or bylaws is, or at the Closing will be, applicable to the Buyer.


















                                                             Page 14 - Exhibit D
                                                 to Agreement and Plan of Merger

                                    EXHIBIT E

                  E.1      ORGANIZATION.

                  Buyer is a corporation duly organized and validly existing under the laws of the jurisdiction of its incorporation.

                  E.2      AUTHORIZATION.

                  Buyer has the corporate power and authority to execute, deliver and perform this Agreement and to pay the Merger Consideration. This Agreement constitutes Buyer's valid and legally binding obligation, enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting rights of creditors generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). The execution, delivery and performance of this Agreement by Buyer have been duly authorized by all necessary corporate action.

                  E.3      NO CONSENT OR APPROVAL REQUIRED.

                  No consent, approval or authorization of, or filing with, any third party, including any governmental or regulatory authority, is required for the valid authorization, execution and delivery by Buyer of this Agreement or the consummation of the transactions contemplated hereby.

                  E.4      INVESTMENT EXPERIENCE.

                  Buyer (i) is an "accredited investor" as such term is defined in Rule 501(a) under the Securities Act of 1933, as amended (the "1933 ACT");
(ii) has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective Merger, and has so evaluated the merits and risks of such Merger; and (iii) is able to bear the economic risk of such Merger and, at the present time, is able to afford a complete loss of its investment in the Merger.

                  E.5      FINANCIAL STATEMENTS

                  The Buyer has furnished to the Company a complete and accurate copy of its unaudited balance sheet as of October 31, 1997 and its unaudited statements of operations, cash flow and stockholders' equity for the fiscal year ending October 31, 1997 and its unaudited balance sheet as of July 31, 1998 and its unaudited interim statements of operation, cash flow and stockholders' equity for the nine month period ended July 31, 1998 (the "Buyer's Interim Financial Statements") (collectively the 1997 and Interim Financial Statements are referred to herein as the "BUYER'S FINANCIAL STATEMENTS"). The Buyer's Financial Statements are attached hereto as SCHEDULE E.5. The Buyer's Financial Statements have been prepared in accordance

                                                              Page 1 - Exhibit E
                                                 to Agreement and Plan of Merger
with generally accepted accounting principles ("GAAP") consistently applied and fairly present the consolidated financial position of the Buyer as and at the dates thereof and the Buyer's consolidated results of operations and cash flows for the periods then ended. Subject, in the case of the Buyer's Interim Financial Statements, to normal year end adjustments.












                                                              Page 2 - Exhibit E
                                                 to Agreement and Plan of Merger

                                    EXHIBIT F

                                ESCROW AGREEMENT

                  This Escrow Agreement (the "Agreement") is made and entered into as of _____________, 1999 (the "Effective Date"), by and among Fluence Technology, Inc., a Delaware corporation ("Fluence"), Opmaxx, Inc., a Delaware corporation ("Opmaxx" or the "Company"), Douglas Goodman as the representative of the Opmaxx Common Stockholders (the "Common Stockholder Representative" or the "Representative"), and _________________, as escrow agent (the "Escrow Agent").

                                    RECITALS

                  A. Opmaxx and Fluence have entered into an Agreement and Plan of Merger dated as of February 16, 1999, (the "Plan"), pursuant to which Opmaxx Acquisition Corporation ("Merger Sub"), a wholly-owned subsidiary of Fluence to be formed by Fluence prior to or contemporaneously with consummation of the transactions contemplated by the Plan, shall be merged with Opmaxx (the "Merger"), with Merger Sub to be the surviving corporation of the Merger (the "Surviving Corporation"). In the Merger, the outstanding shares of Opmaxx Common and Preferred Stock ("Opmaxx Stock") will be converted into the right to receive a portion of the $8,000,000 Merger Consideration, with the Opmaxx Common Stockholders entitled to receive Additional Merger Consideration as more fully described in the Plan.

                  B. The Plan provides that the Additional Merger Consideration will be placed in an escrow established in accordance with this Agreement to secure the indemnification obligations under Section 10 of the Plan.

                  C. The parties desire to enter into this Agreement to establish the terms and conditions under which the escrow will be established and maintained.

                  NOW, THEREFORE, the parties hereto hereby agree as follows:

                  1.       CERTAIN DEFINED TERMS.

                  1.1      TERMS DEFINED IN PLAN.

                  Capitalized terms used in this Agreement and not otherwise defined herein shall have the same meanings given to such terms in the Plan.

                  1.2      ESCROW.

                  As used herein, the "Escrow" means the escrow and the Escrow Account (as defined in Section 2.1 below) established pursuant to this Agreement in which the Additional Merger Consideration (as defined in Section 9.2 of the Plan) will be held to secure indemnification.

                                                                Escrow Agreement

                  1.3      TERMINATION DATE.

                  "Termination Date" means January 1, 2004, the date on which the parties' indemnification obligations expire pursuant to Section 10.1 of the Plan.

                  2.       FORMATION OF ESCROW ACCOUNTS.

                  2.1      DELIVERY AND DEPOSIT OF ADDITIONAL MERGER
                           CONSIDERATION.

                  Upon the execution of this Agreement by all parties hereto, and until the Termination Date, Fluence will deliver to the Escrow Agent the Additional Merger Consideration in the manner specified in Section 9.2 of the Plan. The Escrow Agent agrees to accept delivery of the above-mentioned Additional Merger Consideration, and to hold the same in escrow in an escrow account (the "Escrow Account"), subject to the terms and conditions of this Agreement.

                  2.2      TREATMENT OF ADDITIONAL MERGER CONSIDERATION.

                  The Additional Merger Consideration shall be held by the Escrow Agent and shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of any party hereto.

                  3.       ADMINISTRATION OF ESCROW ACCOUNT.

                  The Escrow Agent shall administer the Escrow Account as follows:

                  3.1      INTEREST BEARING ACCOUNT.

                  The Escrow Agent shall keep the Additional Merger Consideration in an account bearing interest at a rate not less than the daily money market rate at U.S. Bank National Association (or similar bank).

                  3.2      CLAIM NOTICE.

                  If Fluence asserts a claim for indemnification under Section 10 of the Plan on or prior to the Termination Date, then Fluence shall promptly give written notice of such claim (a "Claim Notice"), including a copy of such claim and/or process and all legal pleadings in connection therewith, to the Common Stockholder Representative and the Escrow Agent in accordance with
Section 11 hereof. Each Claim Notice shall state the amount of claimed Claims and Liabilities (the "Claimed Amount") and the basis for such claim. Fluence shall assert any claim for indemnification promptly following its discovery of the facts giving rise to such claim and in no event more than sixty (60) days from such discovery so long as such period does not extend beyond the Termination Date of this Agreement.

                                                                Escrow Agreement

                  3.3      RESPONSE NOTICE.

                  Within thirty (30) days after delivery of a Claim Notice to the Common Stockholder Representative, the Representative shall give to Fluence, with a copy to the Escrow Agent, a written response (the "Response Notice") in which the Representative shall either:

                  (a) agree to the full Claimed Amount and instruct the Escrow Agent to release and deliver such portion of the Additional Merger Consideration having a value equal to the full Claimed Amount from the Escrow Account to Fluence; or

                  (b) agree to a portion of the Claimed Amount (the "Agreed Amount") and instruct the Escrow Agent to release and deliver such portion of the Additional Merger Consideration having a value equal to the Agreed Amount from the Escrow Account to Fluence, and contest the remainder of the Claimed Amount and instruct the Escrow Agent to hold present and future, if necessary, portions of the Additional Merger Consideration equal to such contested amount in the Escrow Account until such contested amount is resolved pursuant to
Section 4 below; or

                  (c) contest the full amount of the Claimed Amount and instruct the Escrow Agent to hold present and future, if necessary, portions of the Additional Merger Consideration equal to such contested amount in the Escrow Account until such contested amount is resolved pursuant to Section 4 below.

         The Representative may contest the Claimed Amount and withhold release of Additional Merger Consideration only based upon a good faith belief that all or such portion of the Claimed Amount does not constitute Claims and Liabilities, or does not constitute the actual amount of Claims and Liabilities incurred, for which Fluence is entitled to indemnification under Section 10 of the Plan. If no Response Notice is delivered by the Representative within such thirty (30) day period, then the Representative shall be deemed to have agreed that the full Claimed Amount may be released and delivered from the Escrow Account to Fluence.

                  3.4      RELEASE WITHOUT CONTEST.

                  (a) If in his Response Notice the Representative agrees (or if the Representative fails to deliver a Response Notice within the required time period and as such is deemed to have agreed) that the Additional Merger Consideration having a value equal to the full Claimed Amount may be released from the Escrow Account to Fluence, then the Escrow Agent shall promptly thereafter deliver to Fluence from the Escrow Account Additional Merger Consideration having a value equal to the Claimed Amount (or such lesser amount as is then held in the Escrow Account).

                  (b) If the Representative in the Response Notice agrees that Additional Merger Consideration having a value equal to the Agreed Amount may be released from the Escrow Account to Fluence in the respective amounts set forth in the Response Notice, then the Escrow Agent shall promptly thereafter deliver to Fluence such Agreed Amount from present and future, if necessary, portions of the Additional Merger Consideration, and the provisions of Section 4 shall apply to any and all of the Claimed Amount being contested by the Representative.


                                                                Escrow Agreement

                  4.       ARBITRATION OF CONTESTED RELEASES.

                  4.1      ARBITRATION OF DISPUTES OVER ESCROW RELEASE.

         If the Representative gives a Response Notice contesting the release of Additional Merger Consideration equal to all or any part of the Claimed Amount set forth in the applicable Claim Notice, as provided in Sections 3.3(b) and (c) above (the "Contested Amount"), then such dispute shall be settled by mandatory binding arbitration pursuant to the terms of Section 11.2 of the Plan.

                  4.2      ACTIONS OF ESCROW AGENT PENDING ARBITRATION.

                  Upon receipt of a Claim Notice from Fluence, the Escrow Agent shall continue to hold in the Escrow Account Additional Merger Consideration having a value sufficient to cover the Claimed Amount from present and future, if necessary, deposits of such from Fluence, notwithstanding the intervening expiration of a calendar quarter or the occurrence of the Termination Date, until: (a) receipt of a Response Notice instructing the Escrow Agent to release and deliver an amount of such Additional Merger Consideration equal to all or a portion of such Claimed Amount from the Escrow Account to Fluence; (b) delivery of a copy of a settlement agreement executed by Fluence and the Representative setting forth instructions to the Escrow Agent as to the release of such Additional Merger Consideration that shall be made with respect to any Contested Amount; (c) delivery of a copy of the final decision of the arbitrator setting forth instructions to the Escrow Agent as to the release of Additional Merger Consideration that shall be made with respect to any Contested Amount; or (d) receipt of a court order or judgment directing Escrow Agent to act with respect to the distribution of any Additional Merger Consideration. The Escrow Agent shall thereupon release Additional Merger Consideration from the Escrow Account in accordance with such Response Notice, settlement agreement, arbitrator's instructions, court order or judgment, as applicable.

                  4.3      NO RESPONSIBILITY OF ESCROW AGENT TO RESOLVE DISPUTE.

                  If any controversy arises involving any party to this Agreement (other than the Escrow Agent) concerning the subject matter of this Agreement, including a Contested Amount, the Escrow Agent will not be required to determine the controversy or to take any action until such dispute has been resolved.

                  4.4      BURDEN OF PROOF.

                  For any claim submitted to an arbitration hereunder, the burden of proof will be as it would be if the claim were litigated in a judicial proceeding.

                                                                Escrow Agreement

                  5. PAYMENT OF REMAINING ADDITIONAL MERGER CONSIDERATION TO OPMAXX COMMON STOCKHOLDERS.

                  5.1      QUARTERLY DISBURSEMENTS.

                  At the end of each calendar quarter (and on the Termination
Date), the Escrow Agent shall deliver to Fluence and the Representative a statement summarizing the Additional Merger Consideration deposited into the Escrow Account that quarter by Fluence, the interest accrued in the Escrow Account that quarter, and the total amount of all Claimed Amounts made pursuant to Sections 3 or 4 hereof in connection with the Escrow Account (the excess, if any, of such balance in such Escrow Account over the total amount of such Claimed Amounts against such Escrow Account shall be referred to as the " Quarterly Escrow Balance"). Fluence and the Representative each shall review the accuracy of the Quarterly Escrow Balance and notify the Escrow Agent and each other of any asserted discrepancy or of the absence of any discrepancy within ten (10) business days of receipt of the foregoing statement. Upon the Escrow Agent's notification of no discrepancy by Fluence and the Representative within the ten (10) business day period specified in the preceding sentence, then within ten (10) business days thereafter, the Escrow Agent shall deliver to each of the Opmaxx Common Stockholders an amount of the Additional Merger Consideration representing such Opmaxx Common Stockholder's share of the Quarterly Escrow Balance less a portion of the accrued interest allocable, on a proportional basis, to the Claimed Amounts, free and clear of the Escrow created by this Agreement. If either Fluence or the Representative notifies the Escrow Agent of a discrepancy, any dispute with respect to such discrepancy shall be resolved by mandatory binding arbitration as provided in Section 4. After the last claim shall have been resolved pursuant to Sections 3 and 4 hereof and all Additional Merger Consideration deliverable to Fluence upon the resolution of all such Claimed Amounts and their allocated interest have been delivered to Fluence, the remaining balance, if any, of the Additional Merger Consideration shall be delivered by the Escrow Agent to each Opmaxx Common Stockholders free and clear of the Escrow created by this Agreement.

                  5.2      DISTRIBUTION OF THE ADDITIONAL MERGER CONSIDERATION.

                  All distributions of Additional Merger Consideration to the Opmaxx Common Stockholders to be made by the Escrow Agent under this Section 5 shall be made in the amounts specified in Exhibit C to the Plan.

                  5.3      DELIVERY METHODS.

                  Delivery of Additional Merger Consideration by the Escrow Agent shall be by registered mail or by nationally recognized overnight courier. The Escrow Agent shall not be responsible for obtaining insurance in connection with such delivery.

                  6.       FEES AND EXPENSES OF ESCROW AGENT.

                  6.1      ESCROW AGENT FEES.

                  All fees of the Escrow Agent for the services to be rendered by the Escrow Agent hereunder, will be paid fifty percent (50%) by Fluence and fifty percent (50%) by the Opmaxx

                                                                Escrow Agreement

Common Stockholders. Fees owed by the Opmaxx Common Stockholders under this
Section 6 shall be paid out of the Additional Merger Consideration.

                  6.2      ESCROW AGENT'S EXTRAORDINARY FEES.

                  Fluence and the Representative hereby acknowledge that all fees and usual charges for services of the Escrow Agent hereunder shall be considered compensation for ordinary services as contemplated by this Agreement. In the event that the Escrow Agent renders any service not provided for in this Agreement, or if the parties hereto request a substantial modification of the terms of this Agreement, or if any controversy arises and the Escrow Agent is made a party to any litigation pertaining to this Agreement or its subject matter, then the Escrow Agent shall be reasonably compensated for such extraordinary services and reimbursed for all reasonable costs, attorney's fees and expenses incurred by the Escrow Agent in rendering such extraordinary services, which costs, fees and expenses shall be borne by Fluence and the Opmaxx Common Stockholders as provided in Section 6.1 above.

                  7. LIABILITY AND AUTHORITY OF REPRESENTATIVE; SUCCESSORS AND ASSIGNEES.

                  7.1      LIMITS ON LIABILITY.

                  The Representative shall incur no liability with respect to any action taken or suffered by him in his capacity as Representative in reliance upon any note, direction, instruction, consent, statement or other documents believed by him to be genuinely and duly authorized, nor for other action or inaction except his own willful misconduct or gross negligence. The Representative may, in all questions arising under this Escrow Agreement, rely on the advice of counsel, and for anything done, omitted or suffered in good faith by the Representative based on such advice, the Representative shall not be liable to anyone.

                  7.2      SUCCESSOR REPRESENTATIVES.

                  In the event of the death or permanent disability of the Representative, or the resignation of Representative as the representative of the Opmaxx Common Stockholders hereunder, a successor Representative shall be elected by a majority vote of the Opmaxx Common Stockholders. Each successor Representative shall have all of the power, authority, rights and privileges conferred by this Agreement upon the original Representative, and the term "Representative" as used herein shall be deemed to include each successor Representative. Unless and until the Escrow Agent receives written notice from all of the Opmaxx Common Stockholders identifying a new representative, the Escrow Agent shall at all times be entitled to assume that the Representative set forth in this Agreement is the Representative hereunder. Upon receipt of such written notice, the Escrow Agent shall be fully protected and not be held liable for any instructions received by the new representative of the Escrow Indemnitors.

                                                                Escrow Agreement

                  7.3      AUTHORITY OF REPRESENTATIVE.

                  The Representative shall have full power and authority to represent the Opmaxx Common Stockholders and their successors with respect to all matters arising under this Agreement or related to the subject matter hereof and all actions taken by the Representative hereunder shall be binding upon each and all of the Opmaxx Common Stockholders and their successors, as if expressly confirmed and ratified in writing by each of them. Without limiting the generality of the foregoing, the Representative shall have full power and authority to interpret all of the terms and provisions of this Agreement, to compromise and settle any claims asserted hereunder and to authorize payments to be made with respect hereto, on behalf of the Opmaxx Common Stockholders and their successors. The Opmaxx Common Stockholders (with respect to the Additional Merger Consideration) have consented to the appointment of the Representative as representative of the Opmaxx Common Stockholders (with respect to the Additional Merger Consideration) and as the attorney-in-fact and agent for and on behalf of each Opmaxx Common Stockholder for the purposes of taking actions and executing agreements and documents on behalf of any of the Opmaxx Common Stockholders as provided in this Agreement, and, subject to the express limitations set forth below, the taking by the Representative of any and all actions and the making of any decisions required or permitted to be taken by him under this Agreement, including, but not limited to, the exercise of the power to authorize delivery to Fluence of Additional Merger Consideration and to take all actions necessary in the judgment of the Representative for the accomplishment of the foregoing and all of the other terms, conditions and limitations of this Agreement. The Representative will have unlimited authority and power to act on behalf of each Opmaxx Common Stockholder with respect to this Agreement and the disposition, settlement or other handling of all claims, rights or obligations arising under this Agreement with respect to Additional Merger Consideration so long as all Opmaxx Common Stockholders are treated in the same manner (unless the Opmaxx Common Stockholders otherwise consent). The Opmaxx Common Stockholders will be bound by all actions taken by the Representative in connection with this Agreement, and Fluence will be entitled to rely on any action or decision of the Representative.

                  8.       LIMITATION OF ESCROW AGENT'S RESPONSIBILITY AND
                           LIABILITY.

                  8.1      LIMITATION OF RESPONSIBILITY.

                  The Escrow Agent's duties are limited to those set forth in this Agreement, and the Escrow Agent, acting as such under this Agreement, is not charged with knowledge of or any duties or responsibilities under any other document or agreement, including, without limitations the Plan. The Escrow Agent may execute any of its powers or responsibilities hereinafter and exercise any rights hereunder either directly or by or through its agents or attorneys. Nothing in this Escrow Agreement will be deemed to impose upon the Escrow Agent any duty to qualify to do business or to act as a fiduciary or otherwise in any jurisdiction. The Escrow Agent will not be responsible for, and will not be under a duty to examine into or pass upon, the validity, binding effect, execution or sufficiency of this Escrow Agreement or of any agreement mandatory or supplemental hereto.

                                                                Escrow Agreement

                  8.2      LIMITATION OF LIABILITY.

                  The Escrow Agent will incur no liability with respect to any action taken, not taken or suffered by it in reliance upon any notice, direction, instruction, consent, statement or other document believed by it to be genuine and duly authorized, nor for any other action or inaction, except its own willful misconduct or gross negligence. In all questions arising under this Agreement, the Escrow Agent may rely on the advice of counsel, and for anything done, omitted or suffered in good faith by the Escrow Agent based on such advice, the Escrow Agent will not be liable to anyone. The Escrow Agent will not be required to take any action hereunder involving any expense unless the payment of such expense is made or provided for in a manner satisfactory to it. The Escrow Agent will not be liable for any action taken or omitted to be taken by it in good faith unless a court of competent jurisdiction determines that the Escrow Agent's willful misconduct or gross negligence was the cause of any loss to Fluence, the Representative, or any Opmaxx Common Stockholder. The Escrow Agent will have no obligations with respect to the investment of Additional Merger Consideration except as expressly provided in Section 3.1. Any dispute which may arise with respect to the payment or ownership or right of possession of all or any part of the Escrow or the Additional Merger Consideration, or the duties of the Escrow Agent hereunder, shall be satisfied pursuant to the provisions of Section 4. The Escrow Agent shall be under no duty to institute or defend any proceeding unless the subject of such proceeding is part of its duties hereunder. In the event of any dispute between the parties to this Escrow Agreement, or between any of them and any other person, resulting in adverse claims or demands being made upon any of the Additional Merger Consideration, or in the event that Escrow Agent, in good faith, is in doubt as to what action it should take hereunder, the Escrow Agent may, at its option, file a suit as interpleader in a court of appropriate jurisdiction, or refuse to comply with any claims or demands on it, or refuse to take any other action hereunder, so long as such dispute shall continue or such doubt shall exist. The Escrow Agent shall be entitled to continue so to refrain from acting until (i) the rights of all parties have been fully and finally adjudicated by a court of appropriate jurisdiction or (ii) all differences and doubt shall have been resolved by agreement among all of the interested persons, and the Escrow Agent shall have been notified thereof in writing signed by all such persons. The rights of the Escrow Agent under this Section 8 are cumulative of all other rights which it may have by law or otherwise.

                  8.3      INDEMNITY.

                  Fluence and the Opmaxx Common Stockholders (collectively, the "Indemnifying Parties"; individually, an "Indemnifying Party") hereby jointly and severally covenant and agree to reimburse, indemnify and hold harmless the Escrow Agent and its employees and agents from and against any loss, damage or liability suffered or incurred by or asserted against the Escrow Agent (including amounts paid in settlement of any action, suit, proceeding, or claim brought or threatened to be brought and including reasonable expenses of legal counsel) arising out of, in connection with or based upon any act or omission by the Escrow Agent relating in any way to this Agreement or the Escrow Agent's services hereunder. This indemnity will not apply to any such loss, damage or liability arising from the gross negligence or willful misconduct on the Escrow Agent's part. Anything in this Agreement to the contrary notwithstanding, in no event will the Escrow Agent be liable for special, indirect or consequential damage or loss of any kind whatsoever (including but not limited to lost profits), even if the Escrow Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.


                                                                Escrow Agreement

                  8.4      PARTICIPATION IN DEFENSE OF THE ESCROW AGENT.

                  Each Indemnifying Party may participate at its own expense in the defense of any claim or action that may be asserted against the Escrow Agent, and if the Indemnifying Parties so elect, the Indemnifying Parties may assume the defense of such claim or action; provided, however, that if there exists a conflict of interest that would make it inappropriate for the same counsel to represent both the Escrow Agent and the Indemnifying Parties, the Escrow Agent's retention of separate counsel will be reimbursable as provided in
Section 8.3. The Escrow Agent's right to indemnification hereunder will survive the Escrow Agent's resignation or removal as escrow agent hereunder and will survive the termination of this Agreement by lapse of time or otherwise.

                  8.5      NOTICE OF CLAIMS AGAINST ESCROW AGENT.

                  The Escrow Agent will notify each Indemnifying Party by letter, or by telephone or telecopy confirmed by letter sent U.S. first class mail, registered or certified, of any receipt by the Escrow Agent of a written assertion of a claim against the Escrow Agent related to this Agreement, or any action commenced against the Escrow Agent, within ten (10) business days after the Escrow Agent's receipt of written notice of such claim. However, the Escrow Agent's failure to so notify each Indemnifying Party will not operate in any manner whatsoever to relieve an Indemnifying Party from any liability it may have otherwise on account of this Section 8. In the event the Escrow Agent fails to so notify each Indemnifying Party and an Indemnifying Party is prejudiced thereby, then such Indemnifying Party will not have liability to Escrow Agent under this Section 8.

                  9.       SUCCESSOR ESCROW AGENT.

                  In the event the Escrow Agent becomes unavailable or unwilling to continue in its capacity herewith, the Escrow Agent may resign at any time and be discharged from its duties or obligations hereunder by giving a written resignation to the parties to this Escrow Agreement, specifying not less than thirty (30) days prior written notice of the date when such resignation shall take effect; provided, however, that no such resignation shall become effective until the appointment of a successor Escrow Agent and acceptance of such appointment by such successor Escrow Agent. Fluence may appoint a successor Escrow Agent without the consent of the Representative so long as such successor is a bank with assets of at least Fifty Million Dollars ($50,000,000) which has no direct depository or lending relationship with Fluence and which is qualified to do business in the State of Oregon, and may appoint any other successor Escrow Agent with the consent of the Representative, which shall not be unreasonably withheld. If, within such notice period, Fluence provides to the Escrow Agent written instructions with respect to the appointment of a successor Escrow Agent in accordance with this Section 9 and directions for the transfer of any Additional Merger Consideration then held by the Escrow Agent to such successor, the Escrow Agent shall act in accordance with such instructions and promptly transfer such Additional Merger Consideration to such designated successor. If no successor Escrow Agent is appointed within sixty (60) days of the date specified for the Escrow Agent's resignation

                                                                Escrow Agreement
to take effect, the Escrow Agent shall have the right to apply to a court of competent jurisdiction for such appointment at the expense of Fluence. Each successor Escrow Agent shall execute and deliver an instrument accepting such appointment and shall, without further acts, be vested in all the estates, properties, rights, powers and duties of the Escrow Agent or any other predecessor Escrow Agent as if originally named as Escrow Agent hereunder.

                  10.      TERMINATION.

                  This Agreement shall terminate upon the later of (a) the Termination Date, or (b) the release by the Escrow Agent of all of the Additional Merger Consideration in accordance with this Agreement. Notwithstanding any termination of this Escrow Agreement, the provisions of Sections 6.1, 7.1, and 8.3 hereof shall survive such termination and remain in full force and effect.

                  11.      NOTICES.

                  All notices, requests, consents, and other communications hereunder shall be in writing and shall be deemed to have been properly given or made on the date personally delivered or on the date mailed, by first class registered or certified mail with postage prepaid, by private nationally recognized courier service or by facsimile and confirmed, if delivered, mailed, courier or facsimile to the respective parties hereto at the following addresses:

                  If the Escrow Agent:

                  If to Fluence or Merger Sub, to:

                  Fluence Technology, Inc.
                  8700 S.W. Creekside Place
                  Beaverton, OR 97008
                  Attention:        John DiGirolamo, President and CEO
                  Telephone:        (503) 672-8744
                  Facsimile:        (503) 672-8700

                  With a copy to:

                  Brobeck, Phleger & Harrison LLP
                  Two Embarcadero Place
                  2200 Geng Road
                  Palo Alto, CA 94303-0913
                  Attention:        Warren T. Lazarow
                  Telephone:        (650) 496-2887
                  Facsimile:        (650) 496-2733

                                                                Escrow Agreement
                  if to the Representative, to:

                  Douglas Goodman
                  c/o Opmaxx, Inc.
                  8700 SW Creekside Place
                  Beaverton, OR 97008
                  Telephone:        (503) 520-9200
                  Facsimile:        (503) 520-1636

                  With a copy to:

                  Tonkon Torp LLP
                  1600 Pioneer Tower
                  888 S.W. Fifth Avenue
                  Portland, OR 97204-2099
                  Attention:        Brendan R. McDonnell
                  Telephone:        (503) 221-1440
                  Facsimile:        (503) 972-3754


Any party hereto may designate a different address by providing written notice of such new address to the other parties hereto.

                  12.      MISCELLANEOUS.

                  12.1     GOVERNING LAW; ASSIGNS.

                  This Agreement will be governed by and construed in accordance with the internal laws of the State of Oregon without regard to conflict of law principles and will be binding upon, and inure to the benefit of, the parties hereto and their respective successors and permitted assigns.

                  12.2     COUNTERPARTS.

                  This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

                  12.3     ENTIRE AGREEMENT; SEVERABILITY.

                  Except as otherwise set forth in the Plan, this Agreement constitutes the entire understanding and agreement of the parties with respect to the subject matter of this Agreement and supersedes all prior agreements or understandings, written or oral, between the parties with respect to the subject matter hereof. If any provision of this Agreement is held to be illegal or unenforceable by a tribunal of competent jurisdiction, then such provision shall not be voided,

                                                                Escrow Agreement
but shall be deemed modified to the extent necessary to make such provision lawful and enforceable, and the other provisions of this Agreement shall remain in full force and effect.

                  12.4     WAIVERS.

                  No waiver by any party hereto of any condition or of any breach of any provision of this Agreement will be effective unless in writing. No waiver by any party of any such condition or breach, in any one instance, will be deemed to be a further or continuing waiver of any such condition or breach or a waiver of any other condition or breach of any other provision contained herein.

                  12.5     AMENDMENT.

                  This Agreement may be amended by the written agreement of Fluence, the Escrow Agent and the Representative, provided that, if the Escrow Agent does not agree to an amendment agreed upon by Fluence and the Representative, the Escrow Agent will resign (which resignation shall be effective immediately and, in any event, prior to the effective date of the amendment) and Fluence will appoint a successor Escrow Agent in accordance with
Section 9 hereof. No such amendment may treat any one Opmaxx Common Stockholder differently from the other Opmaxx Common Stockholders unless consented to in writing by Opmaxx Common Stockholders having beneficial ownership in a majority of the outstanding Additional Merger Consideration, as well as the consent of any Opmaxx Common Stockholder who is to be treated differently.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first above written.


                                                                Escrow Agreement
                                                                         Page 12